Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

MEDQUIST HOLDINGS INC.,

MIAMI ACQUISITION CORPORATION,

MIAMI ACQUISITION LLC,

MULTIMODAL TECHNOLOGIES, INC.

AND

Michael Finke, as Securityholder Representative

Dated as of July 11, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Glossary

Exhibit B	Form of Joinder

Exhibit C-1	Form of Pennsylvania First Step Articles of Merger

Exhibit C-2	Form of Pennsylvania Second Step Certificate of Merger or Consolidation

Exhibit C-3	Form of Delaware Second Step Certificate of Merger

Exhibit D	Paying Agent Agreement

Exhibit E-1	Form of Letter of Transmittal

Exhibit E-2	Form of Stock Option Surrender Agreement

Exhibit F	Form of Employment Agreement for Michael Finke

Exhibit G	Form of Employment Agreement for Detlef Koll

Exhibit H	Form of Employment Agreement for Jürgen Fritsch

Exhibit I	Form of Restricted Award Agreement

Exhibit J	Form of Restrictive Covenant Agreement

Exhibit K	Form of Stockholders’ Agreement

Schedules

Schedule 1.7     Estimated Statement

Payment Schedule

Disclosure Schedule

Parent Disclosure Schedule

Employee Equity Allocation Schedule

Transaction Bonus Schedule

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of July 11, 2011 by and among MedQuist Holdings Inc., a Delaware corporation (“Parent”), Miami Acquisition Corporation, a Pennsylvania corporation and a direct wholly-owned subsidiary of Parent (“Sub I”), Miami Acquisition LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Sub II”, and with Sub I, the “Subs”), Multimodal Technologies, Inc., a Pennsylvania corporation (the “Company”), and Michael Finke, who will serve as the representative of the Company’s shareholders, and is referred to herein from time to time as the “Securityholder Representative.”

RECITALS

A. Through the transactions contemplated by this Agreement, the parties intend to develop a strong technology platform through the combination of their respective product portfolios and resources in order to better support their existing and future customers and to more broadly serve the healthcare information-technology industry.

B. Thus, the Boards of Directors of each of Parent, Sub I and the Company believe it is in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of Sub I with and into the Company with the Company as the surviving corporation (the “First Step Merger”), as more fully provided in this Agreement.

C. Immediately after the First Step Merger, Parent shall cause the Company to merge with and into Sub II with Sub II as the surviving entity (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”), as more fully provided in this Agreement. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g), which plan of reorganization the parties adopt by executing this Agreement.

D. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

E. Contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain of the Shareholders are executing a joinder agreement (the “Shareholder Joinder”) in favor of the Parent in substantially the form attached hereto as Exhibit B.

F. The Company, on the one hand, and Parent and the Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Integrated Merger.

G. Capitalized terms used herein that are not defined where used shall have the meanings ascribed to them in the Glossary attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Integrated Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “Pennsylvania Law”), Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.” Immediately after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “LLC Act”) and Pennsylvania Law, the Interim Surviving Corporation shall be merged with and into Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a direct wholly-owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity.”

1.2 Effective Time. The closing of the First Step Merger (the “Closing”) shall take place, and the parties agree to effect such Closing, at the offices of Pepper Hamilton LLP, The New York Times Building, 37th Floor, 620 Eighth Avenue, New York, New York 10018, at 10:00 a.m. eastern time on the third Business Day following HSR Approval or, if later, the satisfaction (or, to the extent permitted by applicable law, waiver by all parties) of the other conditions set forth in Article V hereof, or at such other place, time and date as may be agreed in writing between Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing Articles of Merger in substantially the form attached hereto as Exhibit C-1, with the Department of State of the Commonwealth of Pennsylvania (the “Certificate of Merger”), in accordance with the applicable provisions of Pennsylvania Law (the time of the acceptance of such filing by the Department of State of the Commonwealth of Pennsylvania shall be referred to herein as the “Effective Time”). Immediately after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger or Consolidation in substantially the form attached hereto as Exhibit C-2, with the Department of State of the Commonwealth of Pennsylvania and a Certificate of Merger in substantially the form attached hereto as Exhibit C-3 with the Secretary of State of the State of Delaware (the latter referred to herein as the “Second Step Certificate of Merger”), in accordance with the applicable provisions of Pennsylvania Law and the LLC Act.

1.3 Effect of the First Step Merger and the Second Step Merger. At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of Pennsylvania Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Sub II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Sub II as the surviving entity in the Second Step Merger.

1.4 Formation Documents.

(a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Interim Surviving Corporation, until thereafter amended in accordance with Pennsylvania Law and as provided in such articles of incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation at the Effective Time until thereafter amended in accordance with Pennsylvania Law and as provided in the articles of incorporation of the Interim Surviving Corporation and such bylaws.

(c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Multimodal Technologies, LLC.”

(d) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Final Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the Effective Time, the appropriate section of such Limited Liability Company Agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Multimodal Technologies, LLC.”

1.5 Management.

(a) Directors/Managers of Company. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Interim Surviving Corporation in accordance with the provisions of

Pennsylvania Law and the articles of incorporation and bylaws of the Interim Surviving Corporation until their successors are duly elected and qualified. On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of the Company, such resignations to be effective as of the Effective Time. The Final Surviving Company shall initially be managed by Parent, as its sole member.

(b) Officers of Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Final Surviving Entity.

(c) Further Assurances; Power of Attorney. If, at any time after the Effective Time or the effective time of the Second Step Merger, the Interim Surviving Corporation or the Final Surviving Entity, as the case may be, shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in, respectively, the Interim Surviving Corporation or the Final Surviving Entity, any of its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of, respectively, the Company or the Interim Surviving Corporation, or otherwise carry out the provisions of this Agreement, the Company and the Interim Surviving Corporation, as the case may be, and their respective officers and directors shall be deemed to have granted to, respectively, the Interim Surviving Corporation and the Final Surviving Entity, an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Interim Surviving Corporation or Final Surviving Entity, as the case may be, and otherwise to carry out the provisions of this Agreement, and the officers and directors/sole member of the Interim Surviving Corporation or Final Surviving Company, as the case may be, are authorized in the name of, respectively, the Interim Surviving Corporation and the Final Surviving Company or otherwise to take any and all such action.

1.6 Effect of First Step Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Capital Stock; Distribution of Merger Consideration. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Sub I, the Company or the Shareholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), upon the terms and subject to the conditions set forth in this Agreement, will be cancelled and extinguished and be automatically converted into the right to receive, upon execution and delivery of a Letter of Transmittal and surrender of the Certificate representing such shares of Company Common Stock in the manner provided in Section 1.10 hereof: (i) the Initial Consideration Per Share; and (ii) the Deferred Cash Consideration Per Share.

(b) Termination of Company Options. Parent shall not assume any Company Options or issue any replacement options therefor. Instead, all outstanding Company Options will be cancelled as of the Effective Time and each Optionholder shall have the right to receive under this Agreement, subject to the terms and conditions of this Agreement, and conditioned upon the delivery of an executed Option Surrender Agreement, an amount in cash for each Company Option held by such Optionholder equal to (i) the Per Share Option Consideration multiplied by the number of shares of Company Common Stock underlying such Company Option (regardless of whether such Company Option was fully vested at the time of cancellation), less (ii) the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock underlying such Company Option. For the avoidance of doubt, no part of the Merger Consideration will be allocated or distributed to Optionholders on account of Company Options.

(c) No Fractional Shares. No fraction of a share of Parent Common Stock will be issued pursuant to the Merger, but in lieu thereof, each Shareholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such Shareholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Signing Date Price (each, a “Fractional Payment” and collectively, all such Fractional Payments are referred to as the “Fractional Amount”).

(d) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, the Subs and the Paying Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the person or entity in respect of which such deduction and withholding was made.

(e) Capital Stock of Subs. Each share of Common Stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of Common Stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest in the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Final Surviving Entity.

1.7 Determination of Initial Cash Consideration.

(a) Estimated Statement; Adjustment; Dividend.

(i) Attached hereto as Schedule 1.7 is a statement prepared by the Company (the “Estimated Statement”) setting forth the Company’s estimate (such estimate is referred to as the “Estimated Working Capital”) of the Company’s Working Capital as of the Signing Date, calculated in accordance with this Agreement (the “Signing Working Capital Amount”) and the Company’s estimate (such estimate is referred to as the “Estimated Cash Balance”) of the Company’s Cash as of the Signing Date (the “Signing Cash Balance”). The

acceptance by Parent of the Estimated Statement, shall not limit or otherwise affect Parent’s remedies under this Agreement, including Parent’s right to include such changes or other changes in the Final Statement, or constitute an acknowledgment by Parent of the accuracy of the Estimated Statement.

(ii) Subject to Section 1.7(e), the Initial Cash Consideration shall be (A) increased on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is greater than Two Hundred Fifty Thousand Dollars ($250,000) (the “Working Capital Target”), or (B) decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target (any such adjustment to the Initial Cash Consideration is referred to as the “Estimated Adjustment”).

(iii) Immediately prior to the Effective Time, the Company shall pay a cash dividend to the Shareholders and cash bonuses to Optionholders in an aggregate amount (the “Cash Distribution Amount”) equal to the amount, if any, by which the Estimated Cash Balance is greater than Two Hundred Fifty Thousand Dollars ($250,000) (the “Cash Target”); provided, however, such Cash Distribution Amount shall be reduced by the aggregate amount of Indebtedness paid by the Company or the Subsidiary during the period from the Signing Date until immediately prior to the Effective Time (as so reduced, the “Net Cash Distribution Amount”).

(b) Final Statement.

(i) Parent shall cause to be prepared and, as soon as practical, but in no event later than forty-five (45) days after the Closing Date, shall cause to be delivered to the Securityholder Representative, a calculation of the Signing Working Capital Amount and the Signing Cash Balance (the “Final Statement”) together with such schedules and data with respect to the determination thereof as may be appropriate to support such Final Statement.

(ii) For a period of thirty (30) days following the delivery of the Final Statement, the Securityholder Representative and/or its, his or her accountants shall be provided with reasonable access to and the right to review and copy, at reasonable times during normal business hours upon not less than two (2) Business Days’ prior written notice, those books, records and work papers of the Company and the Final Surviving Entity which are relevant to the calculation of the Signing Working Capital Amount and Signing Cash Balance solely for purposes of verifying the amounts thereof. If the Securityholder Representative disputes any items in or components of the Final Statement, the Securityholder Representative shall notify the Parent in writing, setting forth in reasonable detail the amount, nature and basis of such dispute within thirty (30) days after receipt of the Final Statement (the “Dispute Notice”). If the Securityholder Representative fails to deliver a Dispute Notice within such thirty (30) day period, then the Final Statement and the Parent’s determination of the Signing Working Capital Amount and Signing Cash Balance set forth therein shall be deemed final, binding and conclusive for all purposes hereunder. In the event a Dispute Notice is timely given by the Securityholder Representative, the Parent and the Securityholder Representative shall use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm reasonably acceptable to the Parent and the Securityholder Representative (the “Independent Accountant”) to resolve the dispute and to make a final determination of the Signing Working Capital Amount and Signing Cash Balance. The Independent Accountants shall be directed to resolve the dispute as promptly as practicable (and in any event within thirty (30) days from the date that the dispute is submitted to it). Parent and the Securityholders’ Representative shall each furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Independent Accountant may reasonably request. The determination of the Independent Accountant shall be final, conclusive and binding on the parties hereto. The amounts determined to be the Signing Working Capital Amount and the Signing Cash Balance pursuant to this Section 1.7(b)(ii) shall constitute the “Final Working Capital” and the “Final Cash Balance,” respectively. The fees and expenses of the Independent Accountant in connection with the resolution of disputes pursuant to this paragraph shall be shared equally by the Parent and the Shareholders; provided, however, that if the Independent Accountant determines that one party has adopted a position or positions that is/are frivolous or clearly without merit, the Independent Accountant may, in its discretion, require that a greater portion, or all, of any such fees and expenses be paid by such party.

(c) Post Closing Adjustment; Payment.

(i) If: (A) the Final Working Capital as determined pursuant to Section 1.7(b)(ii) (the “Final Adjustment”) results in a greater deficiency or a lesser surplus than set forth in the Estimated Statement and used to calculate the Initial Cash Consideration paid at Closing, or (B) the Final Cash Balance as determined pursuant to Section 1.7(b)(ii) is less than the Estimated Cash Balance, the difference shall be set-off against and deducted from the First Deferred Payment; provided, however, that if and to the extent the First Deferred Payment is not sufficient to pay such difference in full, each Shareholder shall pay to the Parent as soon as reasonably practicable, but in any event within twenty (20) Business Days, by wire transfer of immediately available funds to an account or accounts designated by Parent, its, his or her Pro Rata Portion of any such difference.

(ii) If (A) the Final Working Capital as determined pursuant to Section 1.7(b)(ii) results in a greater surplus or a lesser deficiency than set forth in the Estimated Statement and used to calculate the Initial Cash Consideration paid at Closing, or (B) the Final Cash Balance as determined pursuant to Section 1.7(b)(ii) exceeds the Cash Target by an amount that is greater than the Cash Distribution Amount, the difference shall be delivered by the Parent to the Paying Agent in Cash, subject to Section 1.7(e) below, as soon as reasonably practicable, but in any event within five (5) Business Days, along with instructions to distribute such amount to the Shareholders in accordance with Sections 1.8 and 1.9 below.

(d) Calculations. Except as otherwise expressly provided in this Agreement, including Schedule 1.7, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Final Working Capital or the Final Cash Balance or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 1.7) expressly conflict with, or are expressly inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Schedule 1.7) shall control.

(e) Equity Election. To the extent necessary to maintain at least 40% “continuity of interest” under Treasury Regulation Section 1.368-1(e), which percentage shall be calculated by assuming that Deferred Cash Consideration is paid in full, the Securityholder Representative may elect, by giving written notice thereof to the Parent at any time prior to a payment being made to the Shareholders on account of the Estimated Adjustment or a Final Adjustment (an “Adjustment Notice”), to require the Parent to pay a portion of any such payment (such elected amount, the “Elected Amount”) by delivering such number of shares of Parent Common Stock equal to the Elected Amount divided by the Signing Date Price (the “Adjustment Shares”). Notwithstanding the preceding, the number of Adjustment Shares shall not exceed the difference between (i) 9,800,000 and (ii) the sum of (A) the Equity Consideration (net of any Elected Amount) and (B) the number of restricted shares to be issued under the Employee Awards and under the Employment Agreements.

1.8 Payment Schedule. At or prior to the Closing, the Company shall prepare and deliver to Parent a schedule, which the Company hereby represents and warrants will be true, correct and complete as of the date of delivery (“Payment Schedule”) setting forth (i) a calculation of the Initial Cash Consideration, as well as the amount of any Indebtedness, Company Transaction Expenses (including the names of the beneficiaries thereof and their respective portions thereof), the Transaction Bonus Amount (including the names of the beneficiaries thereof and their respective portions thereof) and the Telegentis Payment (including the names of the beneficiaries thereof and their respective portions thereof), (ii) the name, address, taxpayer identification number, and respective Pro Rata Portion of each Shareholder entitled to distribution of Merger Consideration, along with a statement as to whether each such Shareholder is an Accredited Shareholder or an Unaccredited Shareholder, (iii) the number of shares of each class of capital stock held by each such Shareholder including the respective applicable Certificate numbers representing such shares, (iv) the amount of each element of Merger Consideration to which each such Shareholder is entitled, (v) the name, address and taxpayer identification number of each Optionholder entitled to distribution of a portion of the Option Surrender Consideration, and (vi) the amount of the Option Surrender Consideration to which each such Optionholder is entitled.

1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Shareholder who is entitled to demand and properly demands appraisal of such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 1930 and Subchapter D of Chapter 15 of Pennsylvania Law, shall not be converted into the right to receive the Merger Consideration as provided in Section 1.6(a), but instead such Shareholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Pennsylvania Law. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder or beneficial owner of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with Section 1930 and Subchapter D of Chapter 15 of Pennsylvania Law. Notwithstanding the foregoing, if any such holder or beneficial owner of Dissenting Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 1930 and Subchapter D of Chapter 15 of Pennsylvania Law or a court of competent jurisdiction shall determine that such holder or beneficial owner is not entitled to the relief provided by Section 1930 and Subchapter D of Chapter 15 of Pennsylvania Law, then the right of such holder or beneficial owner to be paid the fair value of such holder’s or beneficial owner’s Dissenting Shares under Section 1930 and Subchapter D of Chapter 15 of Pennsylvania Law shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.6(a). Notwithstanding anything to the contrary contained herein, no shareholder of the Company shall have any right to seek appraisal of Company Common Stock if such right is not expressly provided for as a result of the Merger under Section 1930 and Subchapter D of Chapter 15 of Pennsylvania Law, including after giving full effect to the exemptions set forth in Section 1571(b) of the Business Corporation Law, and nothing in this Agreement is intended to confer any such right in circumstances where it is otherwise not so required.

1.10 Surrender of Certificates.

(a) Paying Agent. American Stock Transfer & Trust Company, LLC shall serve as agent for the Parent (such institution and any successor permitted under the Paying Agent Agreement, including the Parent, the “Paying Agent”) in connection with the Merger pursuant to a paying agent agreement entered into by the Parent and the Paying Agent contemporaneously with the execution and delivery of this Agreement in the form of Exhibit D hereto (“Paying Agent Agreement”). Parent shall be responsible to the Shareholders and Optionholders for any failure by Paying Agent to deliver the Merger Consideration and Option Surrender Consideration in accordance with the provisions of this Agreement and the Paying Agent Agreement, and for any other breach by Paying Agent of the terms of the Paying Agent Agreement, except to the extent such failure or breach is a result of (x) the acts or omissions of a Shareholder(s), Optionholder(s) and/or the Securityholder Representative or (y) deficiencies or inaccuracies in the Payment Schedule.

(b) Delivery of Merger Consideration. At the Effective Time Parent shall deliver: (i) $250,000 of the Initial Cash Consideration (constituting the Representative Fund) to the Securityholder Representative as provided in Section 6.4(c) below; (ii) the Equity Consideration, the Fractional Amount, the Option Surrender Consideration and the Initial Cash Consideration (as set forth on the Payment Schedule and net of the Representative Fund) to the Paying Agent for exchange in accordance with this Article I and distribution to the Shareholders and the Optionholders; (iii) the Transaction Bonus Amount to the Company for distribution in such amounts and to such beneficiaries as set forth on the Payment Schedule; (iv) the Telegentis Payment to the Company for distribution in such amounts and to such beneficiaries as set forth on the Payment Schedule; and (v) the Company Transaction Expenses (to the extent unpaid at the Effective Time) to the Company for distribution in such amounts and to such beneficiaries as set forth on the Payment Schedule.

(c) Exchange Procedures.

(i) Prior to, on or as soon as reasonably practicable after the Signing Date, the Company shall mail or otherwise deliver a Shareholder Joinder, Stockholders’ Agreement and a letter of transmittal substantially in the form of Exhibit E-1 hereto (“Letter of Transmittal”) to each Shareholder. The Shareholder Joinder shall include, among other things, a representation as to whether such Shareholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act (each, an “Accredited Shareholder” and collectively, the “Accredited Shareholders”). The Company will instruct the Shareholders to complete, execute and return to the Company (if returned prior to the Effective Time) or the Paying Agent (if returned after the Effective Time) the Shareholder Joinder and Letter of Transmittal, together with the certificates representing their shares of Company Common Stock (the “Certificates”) and, for those Shareholders that are Accredited Shareholders, the Stockholders’ Agreement. Any Shareholder that does not certify that he, she or it is an “accredited investor” or that has not returned a duly completed and executed Shareholder Joinder as of the Closing Date will be deemed not to be an accredited investor for purposes of this Agreement (each, an “Unaccredited Shareholder” and collectively, the “Unaccredited Shareholders”). At the Closing, the Company shall deliver the Payment Schedule and all completed and executed Letters of Transmittal, Shareholder Joinders, Stockholders’ Agreements and Certificates received by the Company as of such date to the Paying Agent. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly completed and validly executed Letter of Transmittal, Shareholder Joinder and (to the extent such Shareholder is an Accredited Shareholder) Stockholders’ Agreement in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive from the Paying Agent, subject to and in accordance with this Agreement, in exchange therefor, his, her or its allocable portion of the Merger Consideration, as set forth in the Payment Schedule. Subject to the terms and conditions of this Agreement, the Deferred Cash Consideration shall be distributed by the Paying Agent to each holder of Company Common Stock who has surrendered his, her or its Company Common Stock in accordance with the foregoing promptly after receipt of such consideration by the Paying Agent from the Parent. Until so surrendered, each Certificate outstanding after the Effective Time (other than those representing any Dissenting Shares) will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the Merger Consideration (without interest) into which such shares of Company Common Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Certificate shall surrender such Certificate (or an affidavit to the effect that such Certificate has been lost, stolen or never issued) pursuant hereto, together with a properly completed and validly executed letter of transmittal. No interest shall be paid or accrued on any portion of the Merger Consideration paid hereunder.

(ii) As soon as reasonably practicable after the Signing Date, the Company shall mail or otherwise deliver a Stock Option Surrender Agreement in the form of Exhibit E-2 hereto (the “Option Surrender Agreement”) to each Optionholder with instructions to execute and return such Option Surrender Agreement to the Company (if returned prior to the Effective Time) or the Paying Agent (if returned after the Effective Time) on or before December 31st of the calendar year in which the Effective Time occurs. At the Closing, the Company shall deliver all executed Option Surrender Agreements received by the Company as of such date to the Paying Agent. Upon the later of: (a) the surrender of a validly executed Option Surrender Agreement in accordance with the instructions thereto, and (b) the Effective Time, the holder of such Company Option shall be entitled to receive from the Paying Agent, subject to and in accordance with this Agreement, in exchange therefor, his, her or its allocable portion of the Option Surrender Consideration, as determined pursuant to Section 1.6(b). No portion of the Option Surrender Consideration will be paid to any Optionholder until such Optionholder shall deliver a validly executed Option Surrender Agreement to the Paying Agent. No interest shall be paid or accrued on any portion of the Option Surrender Consideration paid hereunder.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall have complied with Section 1.10(c)(i). Subject to applicable law, following satisfaction of the terms and conditions of Section 1.10(c) hereof, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock held by a Shareholder is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to Section 1.6 hereof to any person other than the person or entity whose name is reflected on the Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) Paying Agent to Return Merger Consideration. At any time following the last day of the twelfth (12th) month following the deposit of any component of Merger Consideration, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all portions of the Merger Consideration and Option Surrender Consideration that have been deposited with the Paying Agent pursuant to Section 1.10(b) hereof but not disbursed to the Shareholders and Optionholders pursuant to Section 1.10(c) hereof, and thereafter the Shareholders and Optionholders shall be entitled to look only to Parent (subject to the terms of Section 1.10(g) hereof) with respect to any and all amounts that may be payable to such holders pursuant to Section 1.6 hereof. Notwithstanding anything herein to the contrary, any portion of the Merger Consideration deposited with the Paying Agent to pay for Dissenting Shares for which appraisal rights shall have been perfected shall be returned to Parent, upon demand.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Paying Agent, the Final Surviving Entity, nor any party hereto shall be liable to a Shareholder or Optionholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any such portion of the Merger Consideration and Option Surrender Consideration remaining unclaimed by holders of shares of Company Common Stock and Company Options immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

1.11 Terms and Conditions for Payment of Deferred Cash Consideration.

(a) Subject to the terms and conditions of this Agreement, within five (5) Business Days after each of the first three anniversaries of the Closing Date, the Parent shall deliver the First Deferred Payment, the Second Deferred Payment and the Third Deferred Payment, respectively (each, a “Deferred Payment”), to the Paying Agent, together with instructions to distribute the same to the Shareholders in accordance with the Payment Schedule.

(b) If the Parent fails to timely make any of the Deferred Payments when due and does not remedy such failure within ten (10) Business Days after receipt of written notice thereof from the Securityholder Representative, then (i) all of the Deferred Payments shall accelerate and become immediately due and payable in full; and (ii) Parent shall pay, or cause to be paid, to Securityholder Representative as agent for the Shareholders (A) the Securityholder Representative’s costs and expenses (including reasonable attorneys’ fees) in connection with the collection of such Deferred Payments, plus (iii) interest on such unpaid amount of the Deferred Payments at the rate of eighteen percent (18%) per annum (or the highest rate permitted by applicable law, if less) for the period from the due date of such Deferred Payment through the date the Deferred Payments are actually received by the Securityholder Representative or the Paying Agent, as the case may be.

1.12 No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Final Surviving Entity of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.

1.13 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen, destroyed or claimed never to have been issued, the Paying Agent shall issue in exchange for such lost, stolen , destroyed or never issued certificates upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.14 Reorganization Status. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g), which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto will take any action nor fail to take any action, which action or failure may cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, other than actions required by this Agreement. Parent and the Company shall, and shall cause each of their Affiliates to, take the position for all Tax purposes that the Integrated Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Code. The Deferred Cash Consideration is intended to be, and shall be reported as, part of the Merger Consideration paid with respect to the Company Common Stock and none of such Deferred Cash Consideration shall be reported or treated as compensation paid to the recipient.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that, except as set forth in the disclosure schedule supplied by the Company to Parent (the “Disclosure Schedule”), the statements contained in this Article II are true and correct as of the Signing Date and will be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

2.1 Organization of the Company. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted, and (iii) is not qualified or licensed to do business as a foreign corporation in any jurisdiction. Section 2.1(A) of the Disclosure Schedule sets forth a list of each jurisdiction in which the Company or the Subsidiary have employees or facilities or otherwise conducts its business. The Company has made available a true, correct and complete copy of (i) its articles of incorporation and bylaws, each as amended to date (collectively, the “Charter Documents”); and (ii) the stock records of the Company. Except as set forth in Section 2.1(B) of the Disclosure Schedule, the Company is not in violation of any of the Charter Documents. Section 2.1(C) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, all of whom are entitled to indemnification from the Company pursuant to the Charter Documents. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 2,016,000 shares of Common Stock, of which 1,986,000 shares have been designated as Class A Voting Common Stock, 221,036 of which are issued and outstanding, and 30,000 shares have been designated as Class B Non-Voting Common Stock, 12,110 of which are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Common Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule. Except as set forth in Section 2.2(a) of the Disclosure Schedule, all outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, free and clear of any Liens created by or in favor of the Company, are held of record by the Shareholders and were not issued in violation of the preemptive rights of any Person or any agreement or Law by which the Company were bound at the time of issuance. The Company Common Stock was not issued in violation of the Securities Act or applicable state securities Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

(b) Except as set forth in Section 2.2(b) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. Except for the Company Options set forth in Section 2.2(b) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options, the name and address of such holder, the number of shares of Company Common Stock issuable upon the exercise of such Company Options and the exercise price thereof), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Common Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 2.2(b) of the Disclosure Schedule, all Company Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the date of grant, and no Company Option has been repriced, extended or amended since the date of its grant. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

2.3 Subsidiaries.

(a) Except for M*Modal NV (formerly named Telegentis NV) (the “Subsidiary”), the Company does not have any subsidiaries. The Subsidiary (i) is wholly-owned by the Company, (ii) has been duly organized and is validly existing and in good standing under the laws of Belgium, and (iii) is duly licensed and has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company has delivered to Parent a true and correct copy of the organizational documents of the Subsidiary and the Subsidiary is not in violation of any such organizational documents. The Subsidiary is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating the Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of the Subsidiary to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital of the Subsidiary are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Company free and clear of any Liens.

(b) Except as set forth in Section 2.3(b) of the Disclosure Schedule, the Subsidiary has no obligations or other liabilities, contractual or otherwise, that are, or will be upon the consummation of the Merger, binding on the Company, the Parent, the Subs or any of their respective Affiliates. The Telegentis Payment constitutes payment in full of the “Liquidation Event Payment” and “Dividend Payment” (as such terms are defined in the Stock Purchase Agreement by and among the Company, the Subsidiary and the former shareholders of the Subsidiary, dated June 27, 2011 (the “Telegentis Stock Purchase Agreement”)) due to the former shareholders of the

Subsidiary pursuant to the Telegentis Stock Purchase Agreement. Except for the Telegentis Payment, there are no other payments or obligations due from the Company to the former shareholders of the Subsidiary.

2.4 Authority. The Company has all requisite corporate power to execute and deliver this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Subject to the effectiveness of the Shareholders’ Approval under Pennsylvania Law, the execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and such Related Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

2.5 No Violation. Except as set forth on Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result (A) in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation under (any such event, a “Conflict”) (i) any provision of the Charter Documents or organizational documents of the Subsidiary or any resolutions adopted by the Shareholders or the Board of Directors of the Company, (ii) any Law, judgment, order, or decree applicable to or binding upon the Company, the Subsidiary or any of their respective properties or assets, or (iii) any Material Contract, or (B) in the creation or imposition of any Lien upon the properties or assets of the Company or the Subsidiary. All outstanding Indebtedness of the Company may be prepaid without penalty.

2.6 Governmental Consents. Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority or instrumentality (each, a “Governmental Entity”), is required by, or with respect to, the Company or the Subsidiary in connection with the execution and delivery of this Agreement, any Related Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws (excluding any consents, notices, waivers and approvals of Shareholders and/or Optionholders), (ii) the filing of the Certificates of Merger with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware and (iii) such filings and approvals as may be required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

2.7 Company Financial Statements.

(a) Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited balance sheet as of December 31, 2010, and the related statements of operations, comprehensive income, stockholders’ equity and cash flows for the twelve (12) month period then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of May 31, 2011 (the “Balance Sheet Date”), and the related unaudited statements of operations, comprehensive income, stockholders’ equity and cash flows for the five-month period then ended (the “Interim Financials”). The Year-End Financials (including the notes thereto) and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, except that the Interim Financials do not contain footnotes and are subject to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) The books of account and financial records of the Company and the Subsidiary are true and correct in all material respects.

2.8 No Undisclosed Liabilities. Neither the Company nor the Subsidiary has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured or unmatured (“Liabilities”), except for (i) Liabilities reflected on the Current Balance Sheet, (ii) Liabilities which have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practices, (iii) contractual and other Liabilities incurred in the ordinary course of business consistent with past practices which are not required by GAAP to be reflected on a balance sheet, and (iv) Liabilities described on Section 2.8 of the Disclosure Schedule.

2.9 Personal Property. The Company and the Subsidiary have good and marketable title to, or, in the case of licensed, leased or subleased assets, valid and subsisting licenses or leasehold interests in, all of their respective fixed assets, free and clear of all Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby and (iv) as described in Section 2.9 of the Disclosure Schedule.

2.10 No Changes.

(a) Except as expressly contemplated pursuant to this Agreement or as described in Section 2.10 of the Disclosure Schedule, since the Balance Sheet Date (with respect to the Company) and since June 28, 2011 (with respect to the Subsidiary), the Company and the Subsidiary have conducted their respective businesses in the ordinary course of business consistent with past practices (including the collection of receivables, the payment of payables and the making of capital expenditures) and, to the Knowledge of the Company, there has not occurred any event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Section 2.10 of the Disclosure Schedule, there has not been, occurred or arisen any:

(i) transaction by the Company or the Subsidiary with a total monetary value in excess of $50,000 individually or $100,000 in the aggregate, except pursuant to those agreements, instruments and arrangements listed on Section 2.14 of the Disclosure Schedule;

(ii) amendments or changes to the Charter Documents or the Subsidiary’s organizational documents, other than as contemplated by this Agreement;

(iii) modification in any material respect or termination of any agreement, contract, lease or license either involving payment or receipt of more than $50,000 per year;

(iv) material delay or postponement in the payment of accounts payable and other Liabilities of the Company or the Subsidiary outside the ordinary course of business;

(v) capital expenditure or commitment by the Company or the Subsidiary exceeding $50,000 individually or $100,000 in the aggregate;

(vi) payment, discharge or satisfaction, in any amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or the Subsidiary), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet or arising in the ordinary course of business since the Balance Sheet Date;

(vii) destruction of, damage to, or loss of any material assets of the Company or the Subsidiary, whether tangible or intangible (whether or not covered by insurance);

(viii) employment-related dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or the Subsidiary;

(ix) change in accounting methods or practices (including any change in Tax accounting methods or practices, or any change in depreciation or amortization policies or rates) by the Company or the Subsidiary;

(x) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(xi) increase in the salary or other compensation payable or to become payable by the Company or the Subsidiary to any of their respective officers, directors, employees, independent contractors or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or the Subsidiary of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(xii) amendment, modification or adoption of any Company Employee Plan;

(xiii) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or the Subsidiary outside of the ordinary course of business, including, but not limited to, the sale of any accounts receivable of the Company or the Subsidiary, or any creation of any security interest in such assets or properties;

(xiv) loan by the Company or the Subsidiary to any person or entity, or purchase by the Company or the Subsidiary of any debt securities of any person or entity, other than (i) pursuant to the investment of available cash balances in liquid securities in the ordinary course of business, or (ii) advances to employees for travel and business expenses in the ordinary course of business in an amount not to exceed $5,000 in any one case or $25,000 in the aggregate;

(xv) Company Material Adverse Effect;

(xvi) acquisition by the Company or the Subsidiary of any business or Person whether by merger, consolidation, purchase of assets or equity securities or any other manner;

(xvii) making, change or revocation of any Tax election, filing of any Return, or any agreement or arrangement with respect to Taxes by the Company or the Subsidiary; or

(xviii) agreement by the Company or the Subsidiary, or any officer, employee or independent contractor on behalf of the Company or the Subsidiary, to do any of the things described in the preceding clauses of this Section 2.10 (other than negotiations with Parent and its Representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

2.11 Tax Matters.

(a) Definition of Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments, customs, fees, levies and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) Except as set forth in Section 2.11(b)(i) of the Disclosure Schedule, each of the Company and the Subsidiary has (A) prepared and timely (taking into account extensions) filed (or has had prepared and timely filed on its behalf) all returns, declarations, estimates, information returns, statements and reports with respect to Taxes, including any schedule or attachment thereto and amendment thereof (“Returns”) of the Company and the Subsidiary required to have been filed, and such Returns are true and correct in all material respects and (B) timely paid all Taxes due (whether or not shown on any Return). Each of the Company and the Subsidiary has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable. Neither the Company nor the Subsidiary has incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business. Neither the Company nor the Subsidiary (or any predecessor of either) has ever been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes.

(ii) Each of the Company and the Subsidiary has paid or withheld with respect to its Employees and other third parties all income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has paid over any such withheld Taxes to the appropriate authorities.

(iii) There is no Tax deficiency outstanding, assessed or proposed, in writing, against the Company or the Subsidiary and neither the Company nor the Subsidiary has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No action, audit, dispute, claim or examination of the Company or the Subsidiary with respect to Taxes is presently in progress nor does the Company have Knowledge of a proposed or threatened action, audit, dispute, claim or examination of the Company of the Subsidiary with respect to Taxes. No adjustment relating to any Return filed by the Company or the Subsidiary has been proposed, in writing, by any taxing authority. No written claim has ever been made by a jurisdiction in which the Company or the Subsidiary does not file Returns that it is or may be subject to taxation by that jurisdiction.

(v) There are no Liens on the assets of the Company or the Subsidiary for Taxes, other than Liens for Taxes not yet due and payable.

(vi) Neither the Company nor the Subsidiary (A) has been a party to any Tax sharing, indemnification, allocation or similar agreement, or owes any amount under such an agreement, or (B) has any Liability for the Taxes of any person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by operation of law or by contract.

(vii) During the past five years, the Company has not been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code (in each case, subject to the provisions of Section 4.7(b) below).

(viii) During the past five years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 368 of the Code. The Company has not agreed to and is not required to make by reason of a change in accounting method any adjustment under Section 481 of the Code or comparable provision of other Tax law (and has no Knowledge of a proposed or threatened change in accounting method). The Company is not subject to any private ruling from or agreement with a taxing authority that would have a continuing effect after the Closing Date. The Company uses the accrual method for income Tax purposes.

(ix) The Company is not a party to any arrangement treated as a partnership for federal income Tax purposes. Neither the Company nor the Subsidiary will be required to include any item of income in taxable income for a period or portion thereof ending after the Closing Date as a result of any installment sale or open transaction made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date, or cancellation of indebtedness income arising on or prior to the Closing Date.

(x) Neither the Company nor the Subsidiary has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xi) Neither the Company nor the Subsidiary has a power of attorney currently in effect with respect to Taxes.

(c) The Company will not have to include in income after the Closing Date pursuant to Section 951 of the Code any amounts with respect to income earned by any controlled foreign corporation on or prior to the close of the taxable year that began prior to the Closing Date.

(d) The Subsidiary (i) has never held a “United States real property interest” within the meaning of Section 897(1)(1) of the Code, (ii) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code, (iii) is not, nor at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, (iv) is not, nor at any time has been, engaged in the conduct of a trade or business within the United States, or been treated as or considered to be so engaged, and (v) has at all times since its inception been treated as a corporation for US federal income Tax purposes.

2.12 Real Property.

(a) Neither the Company nor the Subsidiary owns any real property, nor has the Company and the Subsidiary ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company and the Subsidiary or otherwise used or occupied by the Company or the Subsidiary for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, the date of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”). The Company has provided Parent with true, correct and complete copies of each Lease Agreement. Each such Lease Agreement is valid and binding obligation of the Company or the Subsidiary, as applicable, enforceable against the Company or the Subsidiary, as applicable, in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies. The Company and the Subsidiary are not in material breach or default and to the Company’s Knowledge, no other party is in material breach or default, under any of such Lease Agreements. Neither the Company nor the Subsidiary has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(b) The Company and the Subsidiary currently occupy all of their respective Leased Real Property for the operation of its business. Except as set forth in Section 2.12(b) of the Disclosure Schedule, there are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company and the Subsidiary do not owe brokerage commissions or finder fees with respect to such Leased Real Property.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule contains true and complete lists of: (i) all issued patents, patent applications, registered trademarks, trademark registration applications, registered domain names, and registered copyrights and copyright registration applications owned by, or filed in the name of, the Company and the Subsidiary (the “Company Registered Intellectual Property Rights”); (ii) all Third Party Intellectual Property that Company uses or has the right to use in or in connection with the development, support or delivery of Company Products pursuant to license, including a reasonably detailed description of each item; (iii) all agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Company Intellectual Property or Company Products (which for purposes of this Section 2.13(a)(iii) includes Third Party Intellectual Property and Publicly Available Software to the extent used in, or in connection with the development, function, operation, support or delivery of Company Products); and (iv) all Company Products.

(b) Except as set forth in Section 2.13(b) of the Disclosure Schedule:

(i) The Company has not received any written charge, legal complaint, claim, demand or notice or, to the Knowledge of the Company, oral charge, legal complaint, claim, demand or notice alleging that any Company Products, Company Intellectual Property, Third Party Intellectual Property, COTS Software or Publicly Available Software used by the Company infringes upon, misappropriates or violates any Intellectual Property rights of any third party (including, without limitation, any claim that the Company must license or refrain from using any Intellectual Property);

(ii) With respect to Company Intellectual Property: (a) the Company possesses all right, title and interest free and clear of any Liens; (b) all required maintenance fees with respect to Company Registered Intellectual Property Rights are paid; and (c) there is no action, suit, proceeding, hearing, investigation, charge, legal complaint, claim or demand pending or, to the Company’s Knowledge, threatened that challenges the legality, validity, enforceability, use, licensing or ownership of any Company Intellectual Property;

(iii) With respect to all Third Party Intellectual Property (which for purposes of this Section 2.13(b)(iii) includes COTS Software): (a) each license, sublicense, agreement or permission covering such Third Party Intellectual Property (each, a “Third Party Intellectual Property License Agreement”) is legal, valid, binding, enforceable and in full force and effect; (b) to the Company’s Knowledge, no third party to any Third Party Intellectual Property License Agreement is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default by a third party or permit termination, modification or acceleration thereunder; (c) to the Company’s Knowledge, no third party to any Third Party Intellectual Property License Agreement has rejected any provision thereof; (d) the Company has not received written notice that any third party to any Third Party Intellectual Property License Agreement intends to cancel, not renew or terminate any Third Party Intellectual Property License Agreement or to exercise or not exercise an option to renew thereunder; (e) Company is not in breach or default of any Third Party Intellectual Property License Agreement and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a breach or default by Company or permit termination, modification or acceleration thereunder; (f) Company has not rejected any provision of any Third Party Intellectual Property License Agreement; (g) except as set forth on Section 2.5 of the Disclosure Schedule, no Third Party License Agreement will be terminated or cancelled, nor shall the Company’s rights thereunder be diminished or impaired, nor will the Company’s obligations be accelerated, as a result of the consummation of the transactions contemplated by this Agreement;

(iv) There is no Intellectual Property used by the Company in its business or in Company Products which is not Company Intellectual Property, Third Party Intellectual Property, COTS Software or Publicly Available Software. The Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license or other agreement relating to the Company Intellectual Property, Company Products, COTS Software or any Third Party Intellectual Property;

(v) The Company has secured valid written assignments from all consultants and employees of the Company who contributed to the creation or development of Company Intellectual Property and Company Products (which for purposes of this Section 2.13(b)(v) includes Publicly Available Software used in or in connection with the development, function, operation, support or delivery of Company Products) of all right, title and interest in such contributions (to the extent such right, title and interest is assignable or transferrable by such consultant or employee);

(vi) The Company has taken reasonable steps to protect and preserve the confidentiality of all confidential Company Intellectual Property, Company Products (which for purposes of this Section 2.13(b)(vi) includes Publicly Available Software, as used in or in connection with the development, function, operation, support or delivery of Company Products) and Third Party Intellectual Property. To the Knowledge of the Company, no employee, officer, director, consultant or advisor of the Company is in violation of any term of any employment or other contract or agreement relating to the right to use confidential information of others. To the

Knowledge of the Company, the employment or engagement of any such person by the Company does not, and would not, reasonably be expected to subject the Company to any material liability to any third party;

(vii) The Company has not used and no Company Products use or were developed using any Publicly Available Software or Derivative Works of Publicly Available Software, in whole or in part, or incorporate any Publicly Available Software or Derivative Works of Publicly Available Software except as identified in Section 2.13(b) of the Disclosure Schedule. For purposes of this Section 2.12(b)(vii), Company Products includes the Publicly Available Software set out in Section 2.13(b) of the Disclosure Schedule (or such Publicly Available Software that should have been set forth in such Section 2.13(b) of the Disclosure Schedule). With respect to the Publicly Available Software set out in Section 2.13(b) of the Disclosure Schedule (or such Publicly Available Software that should have been set forth in such Section 2.13(b) of the Disclosure Schedule), the Company represents and warrants that it has not used, or incorporated in any Company Products, any of the Publicly Available Software or Derivative Works of the Publicly Available Software in a manner that would obligate the Company, under the applicable Publicly Available Software licenses set out in Section 2.13(b) of the Disclosure Schedule (or such Publicly Available Software licenses that should have been set forth in such Section 2.13(b) of the Disclosure Schedule), to (i) disclose or distribute to any third party any object code or source code for Company Products; (ii) permit any third party to make derivative works based upon any object code or source code for Company Products; or (iii) permit any third party to redistribute any object code or source code for Company Products at no or minimal charge. The Company further represents and warrants that the Company has not used any Publicly Available Software or any Derivative Works thereof in a manner that would interfere with, impede or waive, in whole or in part, the Company’s ability to assert any of its Intellectual Property rights against any third parties. As used herein, “Derivative Work” shall include (a) any source code and executable form of any file that results from an addition to, deletion from, or modification from the contents of a file containing Publicly Available Software; (b) any new file that contains any part of Publicly Available Software; and (c) any file that would otherwise constitute a derivative work of Publicly Available Software as defined under copyright law. The Company further represents and warrants that:

(1) the Company has not distributed, sold, released, or otherwise made available to any third parties any Company Products or Company Intellectual Property that incorporate, include or use any Derivative Works of Publicly Available Software; and

(2) to the extent the Company has used any Publicly Available Software or Derivative Works thereof, including as set forth in Section 2.13(b) of the Disclosure Schedule (or such Publicly Available Software or Derivative Works thereof that should have been set forth in such Section 2.13(b) of the Disclosure Schedule), such use has only been a use (e.g. internal use) that does not cause the Company to incur any of the obligations set forth in subparts (i), (ii), and (iii) of Section 2.13(b)(vii).

(viii) The Source Code for the Company Products has not been disclosed to any third parties, and Company is under no obligation to disclose Source Code. To Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, require the disclosure or delivery of Source Code for the Company Products by Company or any third party to any other third party.

(ix) The Company has not sent any written charge, legal complaint, claim, demand or notice, or any oral charge, claim, demand or notice alleging that any third parties, third party products, or third party Intellectual Property infringes upon, misappropriates or violates the rights of the Company (including, without limitation, any claim that the third party must license or refrain from using any Company Intellectual Property).

(x) The Company has not entered into license agreements with any third party granting the Company any third party Intellectual Property rights, whether royalty-bearing or not, other than those Intellectual Property rights implicit in software.

(xi) The Company has not entered into any license with a third party granting rights in or to Company Intellectual Property to such third party, whether royalty-bearing or not, independent of a commercial arrangement with a customer.

(xii) The Company has not entered into any cross-licenses for Intellectual Property with any third parties.

(xiii) The Company does not have in its possession or control any correspondence, or other documentation, reflecting any communications to or from the Company with any third party other than the Company’s legal counsel which addresses the scope, licensing or value of the Company’s patent portfolio and which is independent of and not related to the development, support, delivery, licensing, sale or distribution of Company Products.

(xiv) The Company does not have in its possession or control any evaluations of the Company’s patent portfolio which were prepared or obtained in connection with or included in any filings, whether or not completed and/or filed, to any Government Entity, other than the United States Patent and Trademark Office or any equivalent authority in any foreign jurisdiction.

(xv) The Company does not have in its possession or control any correspondence, or other documentation, reflecting any communications to or from the Company with the entity listed in Section 2.13(b)(xv) of the Disclosure Schedule, its subsidiaries or Affiliates, evaluating or characterizing the Company’s patent portfolio or any patent therein in terms of scope or value.

(xvi) The Company is not a party to any agreements relating to the transfer to the Company or acquisition by the Company of Third Party Intellectual Property other than those listed in Section 2.13(b)(xvi) of the Disclosure Schedule.

Nothing contained in this Section 2.13 or elsewhere in this Agreement shall be deemed to be a representation or warranty by the Company to the effect that the Company Products, Company Intellectual Property, Third Party Intellectual Property or Publicly Available Software used by the Company or the Subsidiary do not infringe upon, misappropriate or violate an Intellectual Property right of any third party.

2.14 Agreements, Contracts and Commitments.

(a) Except for (i) the Restricted Agreements and (ii) as set forth in Section 2.14(a) of the Disclosure Schedule, neither the Company nor the Subsidiary is a party to, nor is either bound by any of the following (together with the Restricted Agreements, the “Material Contracts”):

(i) any employment, contractor or consulting agreement, contract or commitment and any non-compete, confidentiality, Intellectual Property ownership, trade secrets or similar agreement with an employee or individual consultant, contractor, or salesperson;

(ii) any agreement or plan (other than the Plans), including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, (A) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events), except at the election of the Company, or (B) the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate;

(iv) any lease, license, sublease or occupancy right with respect to real property;

(v) any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty with respect to the infringement of the Intellectual Property rights of third parties or for violations of HIPAA that are contained in the Company’s written agreements with its customers that have been entered into in the ordinary course of business;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets, securities or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to Indebtedness or otherwise the borrowing of money or extension of credit;

(ix) any purchase order or contract or other commitment obligating the Company or the Subsidiary to purchase or sell materials, supplies, equipment or services involving in excess of $50,000 individually or $100,000 in the aggregate;

(x) any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, non-solicitation, “most favored nations,” restriction on the operation or scope of its businesses or operations or on its right to use or disclose any information in its possession, or similar terms;

(xi) any sales representative, dealer, distribution, marketing, development, joint venture, strategic alliance or partnership agreement, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other contract for use or distribution of the products, technology or services of the Company or the Subsidiary;

(xii) any customer contract involving, or reasonably expected to involve revenues to the Company or the Subsidiary in excess of $50,000 annually or $100,000 in the aggregate;

(xiii) agreement, contract or instrument granting any Person a Lien on any of the assets of the Company or the Subsidiary, in whole or in part;

(xiv) any agreement, contract or instrument with any Shareholder or any Affiliate of any Shareholder;

(xv) any agreement, contract or instrument with any Governmental Entity;

(xvi) any collective bargaining agreement or similar labor agreement;

(xvii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s or the Subsidiary’s current or former directors, managers, officers, employees and consultant;

(xviii) any Contract with respect to any material Company Intellectual Property, Company Products, or Third Party Intellectual Property, including without limitation, any material in-bound licenses, out-bound licenses and cross licenses, but excluding (i) non-disclosure agreements and non-exclusive out-bound licenses with respect to the provision of Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business), and (ii) in-bound licenses and purchase agreements for COTS Software which neither individually nor in the aggregate for the same software program exceeds $25,000 in either one-time or annual license fee or support/maintenance payments; or

(xix) any other agreement, contract or commitment not identified above (A) that involves the payment or receipt by the Company or the Subsidiary of $50,000 individually or $100,000 in the aggregate and is not cancelable by the Company or the Subsidiary without penalty within thirty (30) days or (B) the loss of which or breach of which would result in a Company Material Adverse Effect.

(b) Except as set forth on Section 2.14(b) of the Disclosure Schedule, each Material Contract is a legal, valid and binding obligation of the Company or the Subsidiary, as applicable, enforceable against the Company or the Subsidiary, as applicable, and, to the Knowledge of the Company, any other party to such Material Contract, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity) and in full force and effect. Neither the Company nor the Subsidiary, as applicable, and, to the Knowledge of the Company, no other party to such Material Contract is in material breach or default under any Material Contract, and to the Company’s Knowledge no event has occurred which with notice or lapse of time would constitute such a material breach or default, or permit termination, modification, or acceleration, under such Material Contract. Neither the Company nor the Subsidiary has, and, to the Knowledge of the Company, no other party to such Material Contract has, given written notice rejecting any provision of any Material Contract. Neither the Company nor the Subsidiary is disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any provision of any Material Contract. There are no forbearance programs in effect with respect to any provision of any Material Contract.

2.15 Interested Party Transactions. Except as set forth on Section 2.15 of the Disclosure Schedule, to the Knowledge of the Company, no officer, director, employee or shareholder of the Company or the Subsidiary has or has had, directly or indirectly, (i) any interest in any competitor of the Company or any entity that purchases from or sells or furnishes to the Company or the Subsidiary, any goods or services, or (ii) a beneficial interest in any asset or Material Contract to which the Company or the Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15. Except as set forth in Section 2.15 of the Disclosure Schedule, there are no outstanding loans from the Company or the Subsidiary to any Shareholder.

2.16 Governmental Authorization. Each consent, license, permit, grant, registration, certification, clearance or other authorization of any Governmental Entity (i) pursuant to which the Company or the Subsidiary currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or the Subsidiary’s business as currently conducted (collectively, “Company Authorizations”) has been issued or granted to the Company or the Subsidiary, as applicable, and is in full force and effect, except for such Company Authorizations the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Subsidiary are in compliance in all material respects with all Company Authorizations and, to the Company’s Knowledge, no event has occurred which would constitute (with or without the passage of time or the giving of notice or both) a material default of any Company Authorization. To the Company’s Knowledge, no action that would reasonably be expected to be adverse to the Company or the Subsidiary has been taken or threatened by any Governmental Entity in connection with the expiration, continuance or renewal of any Company Authorization.

2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened currently or at any time since January 1, 2008, against the Company, the Subsidiary or their properties (tangible or intangible). There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, the Subsidiary or any of their properties (tangible or intangible), or, to the Company’s Knowledge, any director, officer, employee or agent of the Company or the Subsidiary in their capacities as such, by or before any Governmental Entity. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Governmental Entity against the Company or the Subsidiary or any of their assets or properties.

2.18 Environmental Matters. Neither the Company nor the Subsidiary (i) has received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; and (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

2.19 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.19 of the Disclosure Schedule, neither the Company nor the Subsidiary has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Related Agreements or any transaction contemplated hereby or thereby.

2.20 Employee Benefit Plans and Compensation.

(a) Schedule. Section 2.20(a)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Since the Balance Sheet Date, neither the Company nor the Subsidiary has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.20(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, title or position, date of hire, Fair Labor Standards Act Classification (i.e., exempt or non-exempt), commissions, bonuses and annual salary as of the date hereof of each employee and independent contractor of the Company and the Subsidiary.

(b) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material distributed to any Employee or Employees during the last year with respect to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or the Subsidiary, (vii) all material correspondence during the last three (3) years to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(c) Employee Plan Compliance. Each of the Company and the Subsidiary has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, is not in material default or violation of, and has no Knowledge of any material default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Without the consent of any third party, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent or the Company or the Subsidiary or any of their respective Affiliates (other than ordinary administration expenses and payment of accrued benefits). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company, the Subsidiary, any person or entity required under Sections 414(b), (c), (m), (n) or (o) of the Code to be treated together with the Company or the Subsidiary as a single employer (an “ERISA Affiliate”), nor any person or entity entitled to be indemnified by the Company, the Subsidiary or any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and the Subsidiary have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan or in accordance with applicable Law, and all contributions and other payments for any period ending on or prior to the Closing which are not yet due will, on or prior to the Closing, have been paid or accrued on the Company’s financial statements, in accordance with GAAP.

(d) No Pension Plans. None of the Company, the Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or otherwise had any Liabilities in respect of any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.

(e) No Self-Insured Plans. Neither the Company nor the Subsidiary has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company, the Subsidiary or any ERISA Affiliate contributed to, or been obligated to contribute to or otherwise had any Liabilities in respect of any Pension Plan that is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. The Company, the Subsidiary and their ERISA Affiliates have never maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides or reflects or represents any Liability to provide post-employment life insurance, health benefits or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor the Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-employment life insurance, health benefits or other employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; HIPAA. The Company has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees.

(i) Effect of Transaction. Except as set forth on Section 2.20(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j) Section 409A. Except as set forth on Schedule 2.20(j) to the Disclosure Schedule, each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has, at all times, been established and maintained in documentary and operational compliance with the applicable requirements of Section 409A of the Code and related regulations.

(k) Employment Matters. The Company and the Subsidiary are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, equal opportunity, employee safety and wages and hours, worker classification, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, bonus benefits, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, overtime payments, bonuses, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations or administrative matters pending, or to the Knowledge of the Company, threatened against the Company or the Subsidiary relating to any Employee, Employee Agreement or Company Employee Plan, and to the Knowledge of the Company there are no such actions, suits, claims, audits, investigations or administrative matters pending or threatened against any Employee. There are no pending or, to the Knowledge of the Company, threatened claims or actions against the

Company or the Subsidiary under any worker’s compensation policy or Law. Except as set forth on Section 2.20(k) of the Disclosure Schedule, the services provided by each of the Employees are terminable at the will of the Company or the Subsidiary, as applicable. The Company and the Subsidiary have properly treated all independent contractors who have rendered services to the Company or the Subsidiary as non-employees for all federal, state, local and foreign tax purposes, as well as for all ERISA and employee benefits purposes. To the Knowledge of the Company, neither the Company nor the Subsidiary has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. To the Company’s Knowledge, there has been no determination by any Governmental Entity that any independent contractor engaged by the Company or the Subsidiary is an employee of the Company or the Subsidiary, as applicable, nor is any such investigation by any Governmental Entity pending or, to the Company’s Knowledge, threatened. There have not been any “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, or any similar local, state or foreign law, hereinafter the “WARN Act”), by the Company or the Subsidiary that would create any obligations or liabilities under the WARN Act in relation to any plant closings, mass layoffs or terminations of employment.

(l) Labor. To the Knowledge of the Company, there are not, and in the past three years have not been, any, work stoppages, labor strikes, slowdowns, lockouts, material grievances or other labor disputes pending or threatened, or reasonably anticipated between the Company or the Subsidiary and any Employee or any representative of any Employee. There are no union organizing activities currently taking place or, to the Company’s Knowledge, threatened or pending among the employees or independent contractors of the Company or the Subsidiary and to the Company’s Knowledge no such activities have taken place within the past three years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes, grievances or representation petitions pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor the Subsidiary is a party to any current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. Neither the Company nor the Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar local, state or foreign law. Neither the Company nor the Subsidiary is presently, nor has either been in the past, been a party to, or bound by, any collective bargaining agreement or other labor agreement with any union, association or labor organization with respect to Employees, and no such agreements are being negotiated by the Company or the Subsidiary.

(m) International Employee Plan. Neither the Company nor the Subsidiary has ever maintained, established, sponsored, participated in, been bound by or contributed to any International Employee Plan.

2.21 Insurance. Section 2.21 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Subsidiary. All such insurance policies are in full force and effect and the Company and the Subsidiary are not in default in any material respect with respect to their obligations under any of such insurance policies. Since the respective dates of such insurance policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company or the Subsidiary. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such insurance policies. There is no material claim by the Company or the Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or the Subsidiary has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim the total value of which (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and the Subsidiary are otherwise in material compliance with the terms of such policies and bonds. The Company and the Subsidiary have never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.22 Compliance with Laws. The Company and the Subsidiary have complied with, are not in violation of, and have not received any notices of violation with respect to, any Laws, except in each case for any non-compliance or violation which would not reasonably be expected to have a Company Material Adverse Effect. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been received by the Company or the Subsidiary or filed, commenced or, to the Company’s Knowledge, threatened against the Company or the Subsidiary alleging any failure to so comply.

2.23 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.23 of the Disclosure Schedule lists (i) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and the Subsidiary (including the name of the bank or other institution where such account or box is located and a listing of the persons authorized to draw thereon, make withdrawals therefrom or obtain access thereto), (ii) all outstanding letters of credit issued by financial institutions for the account of the Company and the Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (iii) the name and address of each person who has a power of attorney to act on behalf of the Company and the Subsidiary. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.23 of the Disclosure Schedule.

2.24 Illegal Payments. Neither the Company nor the Subsidiary, and, to the Knowledge of the Company, no officer, director, employee or agent of the Company or the Subsidiary (or shareholders, representatives or other persons acting on the express, implied or apparent authority of the Company or the Subsidiary), has offered, paid, solicited or received any remuneration (including any kickback, bribe or rebate) as such terms are defined in the Anti-kickback Statute, directly or indirectly, overtly or covertly, in cash or in kind for the referral of an individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a federal health care program, including Medicare or Medicaid, or for the purchasing, leasing, ordering, or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part under a federal health care program, including Medicare or Medicaid, in any such case which would be a violation of Law. Neither the Company nor the Subsidiary has (i) made any payments of money or other remuneration of any kind to any hospital or other provider of medical services; or (ii) provided any incentives for acquiring Company or Subsidiary products and/or services by providing free (or below-market price) equipment.

2.25 No Agency Action or Enforcement.

(a) Neither the Company nor the Subsidiary, and, to the Knowledge of the Company, no officer, director, employee or agent of the Company or Subsidiary (or shareholders, representatives or other persons acting on the express, implied or apparent authority of the Company or Subsidiary), is currently, or has been within the last six (6) years, with respect to any Governmental Entity, or program (including Medicare, Medicaid, or any other state or federal health care program): (i) the subject of any audit, inquiry, or investigation; (ii) disbarred or prohibited from participating in any such state or federal health care program; (iii) party to any corporate integrity agreement, consent decree, judgment, order, or settlement with a Governmental Entity that (A) requires, or could reasonably be expected to require, the payment of any material amount of money by the Company or Subsidiary to any Governmental Entity, program, or fiscal intermediary, or (B) requires or prohibits any activity by the Company or Subsidiary.

(b) No physicians or medical professionals are currently employed by or providing consulting services to the Company or Subsidiary.

2.26 Healthcare Provider Contracts. With respect to each contract with a hospital or other provider of medical services (i) the required level of professional liability and errors and omissions insurance is and has been maintained; (ii) the Company and the Subsidiary have satisfied their reporting obligations under such contract in all material respects, and, to the Knowledge of the Company, all such reporting obligations of other persons have been satisfied in all material respects; and (iii) there are no, and have not been within the last three (3) years, any material defaults by the Company or the Subsidiary.

2.27 HIPAA and HITECH Compliance. Except as set forth in Section 2.27 of the Disclosure Schedule, the Company and the Subsidiary have established, implemented and enforced such policies, programs, procedures, contracts and systems, as are necessary for material compliance by the Company and the Subsidiary with HIPAA.

2.28 Data Security. Neither the Company nor the Subsidiary, and, to the Knowledge of the Company, none of the Company’s or Subsidiary’s service providers with respect to the Company’s or Subsidiary’s and their respective customers’ data, has materially violated any applicable Law relating to the security of data containing personally identifiable information. Except as described in Section 2.28 of the Disclosure Schedule, no personally identifiable information which is protected under any applicable Law relating to the security of data containing personally identifiable information has been captured, retained, transmitted, used or stored outside the United States by the Company or the Subsidiary, or, to the Knowledge of the Company, any of the Company’s or Subsidiary’s service providers with respect to the Company’s or Subsidiary’s and their respective customers’ data.

2.29 Warranties and Indemnities. Except as set forth in Section 2.29 of the Disclosure Schedule, warranties and indemnities contained in customer contracts entered into by the Company and the Subsidiary in the ordinary course of business, and warranties implied by Law, neither the Company nor the Subsidiary is currently obligated under any warranties or indemnities (whether written or oral) relating to the Company Products.

2.30 Accounts Receivable. Except as set forth in Section 2.30 of the Disclosure Schedule, all accounts receivable, notes and other amounts receivable of the Company and the Subsidiary, whether billed or unbilled (“Receivables”) reflected in the Current Balance Sheet arose in the ordinary course of business, represent bona fide transactions on the part of the Company or the Subsidiary, are carried at values determined in accordance with GAAP consistently applied, to the Knowledge of the Company are not subject to any valid set-off or counterclaim, and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No person has any Lien on any of the Receivables and no request or agreement for deduction or discount has been made with respect to any of the Receivables since the Current Balance Sheet in excess of the reserves provided therefore.

2.31 Customers and Suppliers. Except as set forth on Section 2.31 of the Disclosure Schedule, since the Balance Sheet Date, (a) none of the top ten customers of the Company, based upon the Company’s aggregate revenues from each such customer during the 12-month period ended December 31, 2010 (“Top Company Customers”) and none of the top ten suppliers of the Company, based upon the Company’s aggregate expenditures to each such supplier during the 12-month period ended December 31, 2010 (“Top Company Suppliers”) has given notice or otherwise indicated to the Company that (i) it will or intends to terminate or not renew its contract with the Company before such contract’s scheduled expiration date, (ii) it will otherwise terminate its relationship with the Company or (iii) it will or intends to materially reduce its purchases from or sales or provisions of services to the Company; (b) no customer of the Company or the Subsidiary has made a complaint to the Company or the Subsidiary in connection with the provision of the Company Products that would reasonably be expected to result in a Company Material Adverse Effect; and (c) to the Knowledge of the Company, no Top Company Customer or Top Company Supplier of the Company has been threatened with bankruptcy or insolvency. Other than the Restricted Contracts and the Material Contracts set forth on Section 2.14 of the Disclosure Schedule, there are no other contracts with any of the top 10 customers of the Company based upon revenue for the five (5) month period ended May 31, 2011 or top 5 suppliers of the Company based upon expenses for the five (5) month period ended May 31, 2011 (in each case, taken as a whole).

2.32 FCPA / Money Laundering

(a) Neither the Company nor the Subsidiary, and, to the Knowledge of the Company, no director, officer, or employee of the Company or the Subsidiary is aware of or has taken any action that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and the Subsidiary have conducted their businesses in compliance with the FCPA.

(b) The operations of the Company and the Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or the Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

2.33 Export/Import. The Company and the Subsidiary are in compliance in all material respects with all Export/Import Laws, and neither the Company nor the Subsidiary has received any claim from any Governmental Entity or other Person, indicating that it is not in compliance with any Export/Import Laws or the terms or conditions of any Company Authorizations relating to the export or import of any items (including, without limitation, commodities, software or technology).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUBS

Each of Parent and the Subs hereby jointly and severally represents and warrants to the Company and the Shareholders that, except as set forth in the disclosure schedules supplied by the Parent to the Company (the “Parent Disclosure Schedule”), the representations and warranties contained in this Article III are true and correct as of the Signing Date and will be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub I is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sub I is newly formed and was formed solely to effectuate the First Step Merger. Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub II is newly formed and was formed solely to effectuate the Second Step Merger. Each of the Subs is a wholly-owned subsidiary of the Parent. Each of Parent and the Subs has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

3.2 Authority. Each of Parent and the Subs has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and the Subs. This Agreement and any Related Agreements to which Parent and the Subs are parties have been duly executed and delivered by Parent and the Subs and constitute the valid and binding obligations of Parent and the

Subs, enforceable against each of Parent and the Subs in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or the Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or stock exchange rules, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, (iii) the requisite filings of the Certificates of Merger and (iv) such filings as may be required under the HSR Act.

3.4 No Conflict. The execution and delivery by Parent and each Sub of this Agreement and any Related Agreement to which Parent or a Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or similar organizational documents of Parent or a Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3 hereof, any federal, state, local or Foreign Statute, law, rule, regulation, order, decree or judgment applicable to Parent or either Sub or any of their respective properties or assets, except in the case of clause (ii) for such violations or defaults as have not had or are not reasonably likely to have a Parent Material Adverse Effect.

3.5 Parent Common Stock. The Parent Common Stock which constitutes the Equity Consideration and the Employee Awards have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

3.6 SEC Documents. Parent is subject to the requirements of Section 12 or 15(d) of the Exchange Act and, except as set forth in Section 3.6 of the Parent Disclosure Schedule, has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC, including all reports required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act since Parent became subject to the reporting requirements thereof. Parent has made available to the Company or the Company may obtain from the EDGAR database of the SEC, all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were or, if filed subsequent to the date hereof, will be, prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not or, if filed subsequent to the date hereof, will not, at the time they were or will be filed (or if amended or superseded by a filing prior to the Signing Date then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report that has been filed with the SEC prior to the Signing Date or the Closing, as applicable. Except for MedQuist Inc., none of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. The Parent Common Stock is registered under Section 12(b) of the Exchange Act. Shares of Parent Common Stock are (or in the case of the shares of Parent Common Stock that constitute Equity Consideration, will be as of the Closing), eligible to be traded on the Global Market of NASDAQ.

3.7 Parent Financial Statements. The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Parent Financial Statements may not contain footnotes and are subject to normal and recurring year end adjustments, none of which individually or in the aggregate is expected to be material in amount) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

3.8 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, since March 31, 2011 through the Signing Date, there has not been (i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, (v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, (vi) any failure to pay any dividend or sinking fund installment on preferred stock of Parent or any of its consolidated subsidiaries reflected in such financial statements, or (vii) any default by Parent or any of its subsidiaries (A) on any installment or installments on indebtedness for borrowed money or (B) on any rental on one or more long-term leases, which defaults in the aggregate are material to the financial position of Parent and its subsidiaries, as a whole.

3.9 Interim Operations of Subs.

(a) All of the issued and outstanding equity of each Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, shareholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, neither Sub has incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person

3.10 Intellectual Property.

(a) Except as set forth on Section 3.10 of the Parent Disclosure Schedule:

(i) neither the Parent nor any of its Subsidiaries nor, to the Knowledge of the Parent, any of its other Affiliates has received within the last three (3) years any written charge, complaint, claim, demand or notice alleging that any Parent Products infringe upon, misappropriate or violate any Third Party Intellectual Property (including, without limitation, any written claim that the Parent or any of its Affiliates must license or refrain from using any Third Party Intellectual Property); and

(ii) there is no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand pending or, to the Parent’s Knowledge, threatened that challenges the legality, validity, enforceability, use, licensing or ownership of any Parent Intellectual Property.

3.11 Customers and Suppliers. Except as set forth on Section 3.11 of the Parent Disclosure Schedule, since May 31, 2011, (a) none of the top ten customers of the Parent and its subsidiaries, based upon the Parent’s and its subsidiaries’ aggregate revenues from each such customer during the 12-month periods ended December 31, 2010 (“Top Parent Customers”) and none of the top ten suppliers of the Parent and its subsidiaries, based upon Parent’s aggregate expenditures to each such supplier during the 12-month periods ended December 31, 2010 (“Top Parent Suppliers”) has given written notice to the Parent or any of its subsidiaries that (i) it will or intends to terminate or not renew its contract with the Parent or its subsidiary before such contract’s scheduled expiration date, or (ii) it will or intends to materially reduce its purchases from or sales or provisions of services to the Parent or its subsidiary; and (b) to the Knowledge of the Parent, no Top Parent Customer or Top Parent Supplier has been threatened with bankruptcy or insolvency.

3.12 Litigation. Except as disclosed in the Parent SEC Reports, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of Parent, threatened, against Parent, any of its Subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors, that would result in a Parent Material Adverse Effect, and there is no investigation or similar proceeding pending or, to the Knowledge of Parent, threatened, against Parent by or before the SEC or Nasdaq. To the Knowledge of Parent, no Governmental Entity has at any time challenged the legal right of Parent or any of its Subsidiaries to conduct its operations as presently or previously conducted or to complete the transactions contemplated by this Agreement.

3.13 Tax Matters.

(a) After the Integrated Merger, Parent and Sub II intend to continue the Company’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d) or use a “significant portion” of the Company’s “historic business assets” in a business, as such terms are used in Treasury Regulation Section 1.368-1(d).

(b) Parent is not an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(c) Except as otherwise required under this Agreement, neither Parent nor any party related to Parent (as defined in Treasury Regulations Section 1.368 1(e)(4)) will: (a) purchase, redeem or otherwise acquire any of the Parent Common Stock issued in the Merger, nor (b) provide funds to permit any party to purchase or otherwise acquire such stock as part of a plan of which the Merger is part.

(d) All of the issued and outstanding membership interests of Sub II are directly owned by Parent and will continue to be directly owned by Parent through the Closing Date and Sub II is classified, and will continue to be classified through the Closing Date, as a “disregarded” entity within the meaning of Treasury Reg. Sec. 301.7701-3(b)(ii) and any analogous state or local provision.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Employment Agreements. At or prior to the Closing, the Parent or Company and each Key Employee shall enter into an Employment Agreement in the forms attached hereto as Exhibits F, G and H, respectively (collectively, the “Employment Agreements”).

4.2 Conduct of Business.

(a) During the period from the Signing Date until the Effective Time, except (i) as set forth on Section 4.2(a) of the Disclosure Schedule, (ii) as expressly contemplated by the terms of this Agreement, or (iii) with the prior written consent of Parent, the Company shall conduct its business only in the ordinary course of business, and shall (A) use commercially reasonable efforts to preserve the present business operations, organization, goodwill and customer and supplier relationships of the Company, and (B) provide an update, as reasonably requested by the Parent from time to time, to report material operational matters and general status of ongoing operations.

(b) Notwithstanding anything contained in this Section 4.2, the negotiation, entry into, modification or amendment of (including, without limitation, changes in pricing) contracts with existing and new customers in the ordinary course of business shall not be construed as a breach of this Section 4.2. Subject to the foregoing sentence, during the period from the Signing Date until the Effective Time, except (i) as set forth on Section 4.2(a) of the Disclosure Schedule, (ii) as expressly contemplated by the terms of this Agreement, or (iii) with the prior written consent of Parent, the Company shall not:

(i) declare, pay or set aside any dividend or make any distribution (except for the payment by the Company immediately prior to the Effective Time of an amount up to the Net Cash Distribution Amount as a cash dividend as provided in Section 1.7(a)(iii) above (the “Pre-Closing Dividend”)) with respect to, or repurchase, redeem or otherwise acquire, any outstanding equity interests or other securities of the Company (except pursuant to the terms of an existing contract with employees requiring or permitting repurchase or redemption of Company Common Stock listed on Section 2.20(a)(1) of the Disclosure Schedule);

(ii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iii) amend the Charter Documents of the Company;

(iv) grant any increase in the aggregate compensation of individual officers, directors, managers or employees of the Company (except for ordinary course of business increases in the aggregate compensation of managers and employees that are reasonable and consistent with past practice), (ii) grant any bonus to any officer, director, employee or consultant of the Company, other than the payment by the Company immediately prior to the Effective Time of bonuses in an aggregate amount up to the difference between the Net Cash Distribution Amount and the Pre-Closing Dividend as provided in Section 1.7(a)(iii) above, or (iii) enter into, amend or modify any severance, retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance or other Company Employee Plan for the benefit of the officers, directors, managers and/or employees of the Company;

(v) subject any of the assets of the Company to any Lien, except (A) as reflected in the Current Balance Sheet, (B) Liens for Taxes not yet due and payable, and (C) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby;

(vi) acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the assets of the Company, including the sale of any Receivable of the Company, or create any security interest in such assets, except (i) for purchases and sales or other dispositions of assets in the ordinary course of business consistent with past practice or (ii) transactions less than or equal to $25,000 individually;

(vii) make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any contract with, any Shareholder or Affiliate thereof, except (i) payments pursuant to an existing employment and consulting agreement or arrangement set forth on Section 2.20(a)(1) to the Disclosure Schedule, or (ii) reimbursements of reasonable business expenses in the ordinary course of business consistent with past practice;

(viii) enter into any contract or commitment that materially restricts the ability of the Company to compete with, or conduct, any business or line of business in any geographic area;

(ix) surrender, revoke or otherwise terminate or have terminated any material Company Authorization;

(x) cancel, amend or allow to terminate any insurance policy;

(xi) cancel or compromise in any material respect any claim of the Company that has a known value in excess of $50,000;

(xii) commence or settle any pending or threatened action, suit, claim or proceeding (whether or not commenced prior to the date of this Agreement), except any action, suit, claim or proceeding to enforce the terms of this Agreement;

(xiii) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities of any other Person;

(xiv) except as set forth in the first sentence of this Section 4.2(b), enter into any contract or agreement described in clauses (i) through (xix) of Section 2.14(a) or amend, terminate or modify any Material Contract;

(xv) request a Tax ruling or enter into any closing or similar agreement with respect to Taxes, agree to an extension of the statute of limitations with respect to the assessment or collection of Taxes, amend any Return, file any Return in a manner that is inconsistent with past custom and practice except as otherwise required by Law, make, change or rescind any election relating to Taxes, surrender any claim for a refund of Taxes, settle or compromise any Tax liability, make any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Return;

(xvi) sell, abandon, encumber, transfer or grant any license or other right under any material Company Intellectual Property to a third party, except customer agreements entered into in the ordinary course of business consistent with past practice that provide no (i) exclusivity to customers or distributors; (ii) material restrictions on the ability of the Company or the Subsidiary to conduct any business in any geographic area; or (iii) most favored nation commitments to such customers or distributors;

(xvii) hire, terminate, promote, demote or change the employment status or title of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, Chief Scientist or any Vice President; or

(xviii) agree or commit to do any of the foregoing (clauses (i) through (xiii) of this Section 4.2(b) are collectively referred to herein as “Negative Covenants”).

(c) The Company shall promptly, not to exceed two (2) Business Days after it first has Knowledge thereof, notify the Parent in writing of any breach of its obligations under Section 4.2.

4.3 Employee Equity Awards. On the Closing Date, Parent shall grant to the Company’s continuing employees, in accordance with the Employee Equity Allocation Schedule, a number of restricted shares of Parent Common Stock equal to $5,000,000 divided by the Signing Date Price (“Employee Awards”). The Employee Awards will vest ratably over a period of three years from the Closing Date, and will be distributed among the Company’s continuing employees according to the Company’s plan of allocation, which shall be delivered by the Company to the Parent on or prior to the Closing Date (the “Employee Equity Allocation Schedule”). The Employee Awards will be issued pursuant to the terms of a Restricted Award Agreement in the form attached hereto as Exhibit I. The Employee Awards will be in addition to any other incentive equity awards or other bonus or incentive plans or arrangements customarily provided by the Parent or its affiliates to similarly situated employees. If the employment of any recipient of any Employee Award is terminated by the Parent or any of its Affiliates, including without limitation, the Company and the Surviving Entity, without Cause (as such term is defined in such recipient’s Restricted Award Agreement), or such recipient terminates his or her employment for Good Reason (as such term is defined in such recipient’s Restricted Award Agreement), then all of such recipient’s Employee Awards shall immediately vest and all risks of forfeiture applicable thereto shall lapse. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the Employee Awards, as soon as practicable (but not more than ten (10) Business Days following) the Effective Time, and to keep such registration statement effective until all of the Employee Awards have been issued.

4.4 Confidentiality. Each party hereto acknowledges that the Mutual Confidentiality Agreement, dated May 27, 2011, among Company and the Parent and certain of its Affiliates (the “Confidentiality Agreement”) remains in full force and effect, and that any and all “Confidential Information” (as defined in the Confidentiality Agreement) of any party received or otherwise learned or acquired by any other party hereto shall be subject to the provisions of the Confidentiality Agreement.

4.5 Exclusivity. The Company and its Representatives shall not directly or indirectly solicit, initiate, enter into or participate in any way in any discussions, negotiations or agreements with any person or group of persons regarding any Competing Transaction. The Company shall promptly (and in any event within 48 hours of the occurrence of the relevant event) notify the Parent in writing (i) if any inquiries, proposals or requests for information concerning a Competing Transaction are received by the Company or any of its officers, directors or, to the Company’s knowledge, other employees, equity holders, representatives and agents or (ii) when such persons become aware that any such inquiries or proposals have been received by their employees, investment bankers, financial advisors, attorneys, accountants or other representatives. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.5 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.5 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

4.6 HSR Filing.

(a) Each of Parent, the Subs and the Company shall, as soon as practicable, and in any event no later than five (5) Business Days from the Signing Date, make any initial filings required under the HSR Act, and supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act, and the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Any fees associated with filings under or pursuant to the HSR Act contemplated by this Section 4.6 shall be shared equally by Parent and the Company.

(b) The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act. Without limiting the foregoing, each of the Company, Parent and Subs shall use commercially reasonable efforts: (i) to make promptly any required submissions under the HSR Act with respect to this Agreement, the Merger and the other transactions contemplated hereby; (ii) to furnish information required in connection with such submissions under the HSR Act; (iii) to keep the other parties reasonably informed with respect to the status of any such submissions under the HSR Act, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under the HSR Act, the Federal Trade Commission Act (the “FTC Act”), the Clayton Antitrust Act (the “Clayton Act”) or the Sherman Antitrust Act (the “Sherman Act”) (HSR Act, FTC Act, Clayton Act and Sherman Act, collectively “Antitrust Law”) and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act or Sherman Act with respect to this Agreement, the Merger or the other transactions contemplated hereby; and (iv) to obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity.

(c) The Company, Parent and Subs shall: (i) promptly notify the others of, and if in writing, furnish the outside legal counsel for the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity; provided that materials may be redacted (x) to remove references concerning the valuation of the Company or other highly confidential materials, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the Merger. No party to this Agreement shall participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to such matters unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

(d) In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, FTC Act, Clayton Act, Sherman Act or if any investigation, litigation or other administrative or judicial action or proceeding is commenced or proposed or threatened to be commenced challenging any of the transactions contemplated hereby as violative of the HSR Act, FTC Act, Clayton Act or Sherman Act or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of the Company, Parent and Subs shall use commercially reasonable efforts to resolve, and to cooperate and assist the other parties in resolving, any such objections, investigation or litigation, action or proceeding, and shall make such proposals and take such actions so as to permit the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable in accordance with applicable Law (including the Antitrust Law).

(e) Each party to this Agreement shall (i) subject to subsection (d) above, respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated by this Agreement, (ii) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other party hereto) and (iii) not enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement.

(f) If any objections are asserted with respect to the transactions contemplated hereby under any regulatory law or if any action, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act, FTC Act, Clayton Act or Sherman Act, each of Parent, Subs and the Company shall use its commercially reasonable efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein); and/or (ii) take such action as reasonably necessary to overturn any regulatory action by any Government Entity to block consummation of this Agreement (and the transactions contemplated herein), including by defending any action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such regulatory law so as to permit consummation of the transactions contemplated by this Agreement, provided that Parent, Subs and the Company shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision making authority on any action or decision required under this Section 4.6(f) or under Section 4.6(g) below to insure that Parent can meet its obligations and its ability to consummate the transaction. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(g) Notwithstanding anything to the contrary contained in this Section 4.6 or elsewhere in this Agreement, Parent and Subs shall have no obligation under this Agreement: (i) to divest or agree to divest (or cause any of its subsidiaries to divest or agree to divest) any of its or their respective businesses, product lines or assets, or to take or agree to take (or cause any of its subsidiaries to take or agree to take) any other action with respect to their or the Company’s or the Final Surviving Entity’s respective businesses, product lines or assets or (ii) to agree (or cause any of its subsidiaries to agree) to any limitation or restriction on any of its or their respective businesses, product lines or assets.

(h) Notwithstanding anything in this Agreement to the contrary, the Company shall not, without the consent of Parent, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale or divestiture. The Company, Parent and Subs and any of their respective Affiliates shall not take any action with the intention to hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under an Premerger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Premerger Notification Rules or Antitrust Law.

(i) If any divestiture agreed to by the Parent requires action by or with respect to the Company or its businesses or assets, and such action would constitute a breach of this Agreement, the Parent hereby agrees to consent to the taking of such action by the Company and any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger.

4.7 Consent of Shareholders.

(a) The parties acknowledge and agree that Section 1906 of the Pennsylvania Law (“Section 1906”) shall apply to this Agreement as a result of the classification of Shareholders into separate groups and the mandatory treatment of the Shareholders in such groups in a manner that is materially different from the treatment accorded other Shareholders holding shares of the same class of Company Common Stock: (i) based on whether such Shareholders are Accredited Shareholders or Unaccredited Shareholders pursuant to Section 1.10(c), and (ii) with respect to the Accredited Shareholders, based on whether such Accredited Shareholders are employees, non-employees or Key Employees of the Company pursuant to the Stockholders’ Agreement required to be executed pursuant to Section 4.16 (and which is incorporated into this Agreement by reference). In accordance with paragraph (a) of Section 1906, contemporaneously with the execution and delivery of this Agreement Shareholders holding at least a majority in interest of the Company Class A Common Stock and the Company Class B Common Stock are executing and delivering the Shareholder Joinder which includes, among other things, the (x) written consent and approval of all Shareholders of this Agreement, the Merger and the transactions contemplated hereby, (y) agreement of all the Shareholders to perform the obligations imposed on the Shareholders pursuant to the terms of this Agreement including without limitation the indemnification obligations set forth in ARTICLE VI and (z) the appointment of Michael Finke as the Securityholder Representative (collectively, the “Shareholders’ Approval”). Promptly following the Signing Date, the Company shall request of any Shareholders that have not previously done so to execute and deliver the Shareholder Joinder, and, as provided in paragraph (c) of Section 1906, any Shareholder that properly objects to this Agreement shall be entitled to Dissenter’s Rights in accordance with the provisions of Section 1.9 above.

(b) Promptly following the execution and delivery of this Agreement, the Shareholders and the Company shall take such actions as are necessary to submit for shareholder approval (in a manner that complies with the requirements of Section 280G(b)(5) of the Code and the regulations promulgated thereunder) any payments made (or to be made) or benefits conferred (or to be conferred) (including, without limitation, the acceleration of exercisability of stock options) on any Person by reason of, or arising out of or relating to, the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” (within the meaning of Section

280G of the Code and the regulations promulgated thereunder) (the “280G Payments”). Prior to soliciting such approval, the Company shall provide drafts of such shareholder approval materials and waivers to Parent for its review and approval, which approval shall not be unreasonably withheld. Prior to the Closing, the Company shall deliver to Parent evidence that a vote of the Shareholders was solicited in accordance with the foregoing provisions of this Section 4.7(b) and that either (A) the requisite number of shareholder votes was obtained with respect to the 280G Payments (the “280G Approval”), or (B) that the 280G Approval was not obtained, and, as a consequence, the 280G Payments shall not be made or provided.

4.8 Additional Documents and Further Assurances; Reasonable Efforts; Access.

(a) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

(b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary governmental waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. The Company authorizes the Parent to give prompt notice to the third parties and to attempt to obtain the third party consents, approvals, waivers and estoppel certificates set forth on Section 4.8 of the Disclosure Schedule. The Company shall cooperate with and assist the Parent in giving such notices and obtaining such consents, approvals, waivers and estoppel certificates including without limitation transmitting written requests on Company letterhead and other correspondence (via email or telephone) by or on behalf of Company officers and in form and substance reasonably acceptable to the Company seeking the foregoing. The parties agree that, in the event that any consent, approval, waiver, estoppel certificate or other authorization necessary or desirable to preserve for the Parent, the Company or Final Surviving Entity any right or benefit under any lease, license, commitment or other contract to which the Company is a party is not obtained prior to the Closing, the Securityholder Representative will, subsequent to the Closing, cooperate with the Parent, the Company and Final Surviving Entity in attempting to obtain such consent, approval, waiver, estoppel certificate or authorization as promptly thereafter as practicable. From time to time after the Closing, and for no further consideration, each of the parties shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements.

(c) Subject to the Confidentiality Agreement, from the date hereof through the Closing the Company will give to Parent and its Representatives reasonable access at reasonable times to the offices, books and records, Returns, contracts, commitments, facilities and accountants of the Company, and will furnish and make available to Parent and its Representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the affairs of the Company as Parent and its Representatives may reasonably request. On the Closing Date, the Company will deliver or cause to be delivered to the Parent (to the extent not available at the premises of the Company) all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Company relating to the business and operations of the Company.

4.9 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation or without the prior consent of the other parties (which shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior consent of any other party, issue such a press release or other similar public statement as may be required by applicable Law or any listing agreement with a national securities exchange or market to which the disclosing party is a party, in which case reasonable efforts to provide the other parties with the opportunity to review and comment upon the press release or other statement and to address any comments provided by such parties will be made prior to such disclosure.

4.10 Indemnification of Directors and Officers; Insurance.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time prior to the Effective Time, a director or officer of the Company (the “Company Indemnified Parties”), against all expense, liability and loss (including reasonable attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Company Indemnified Party in connection therewith, whether claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under its Charter Documents in effect on the Signing Date. The right to indemnification conferred in this Section 4.10(a) shall include the right to be paid from each of the Parent and the Surviving Corporation the reasonable expenses incurred in defending any such action, suit or proceeding in advance of its final disposition, within thirty (30) days of receipt by the Parent or the Surviving Corporation from the Company Indemnified Party of a written claim therefore; provided, however, that the Company Indemnified Party to whom such expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction that such Company Indemnified Party is not entitled to indemnification under applicable Law under the organizational documents of the Final Surviving Entity.

(b) For a period of six years after the Effective Time, the limited liability company agreement of the Final Surviving Entity shall contain, and the Parent shall cause the limited liability company agreement of the Final Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the Articles of Incorporation and By-laws of the Company on the date hereof.

(c) For a period of six years after the Effective Time, Parent shall maintain, or shall cause the Final Surviving Entity to maintain, directors’ and officers’ liability insurance covering any Company Indemnified Parties who are currently covered by the Company’s existing directors’ and officers’ liability insurance on terms no less advantageous to such persons than such existing insurance; provided, however, that in no event shall Parent or the Final Surviving Entity be required to expend in the aggregate in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed two hundred fifty percent (250%) of such amount, then Parent or the Final Surviving Entity shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to two hundred fifty percent (250%) of such amount; and provided, further, that this Section 4.10(c) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company which policy or policies provide such directors and officers with the coverage described in this Section 4.10(c) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date.

(d) The provisions of this Section 4.10 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

4.11 Board Participation Rights. During the period from the Closing Date until December 31, 2014, the Securityholder Representative (or his nominee) shall have the right to attend and participate in all meetings of the Parent’s Board of Directors in a nonvoting capacity, and to receive copies of all notices, minutes, consents, and other information and materials that the Parent provides to its directors at the same time as such information and materials are provided to the directors, except as to matters with respect to which a majority of the members of the Parent’s Board of Directors determines that the Securityholder Representative (or his nominee) has a conflict of interest. The Securityholder Representative (and each successive nominee, as the case may be) shall be required to execute a confidentiality agreement with the Parent in form and substance reasonably satisfactory to the Parent prior to his or her participation in any meeting of the Parent’s Board of Directors or the receipt of any materials described in this Section.

4.12 Certain Tax Matters.

(a) Except to the extent otherwise required under applicable Law, the parties shall treat the taxable year of the Company as ending for all Tax purposes at the end of the day on the Closing Date.

(b) Parent shall prepare or cause to be prepared and file or cause to be filed all Returns of the Company and the Subsidiary (i) for any taxable period that ends on or before the Closing Date that are due after the Closing Date taking into account applicable extensions (each, a “Pre-Closing Period Tax Return” and the taxable period, a “Pre-Closing Tax Period”) and (ii) for any taxable period beginning on or before the Closing Date and ending after the Closing Date (each, a “Straddle Period Tax Return” and the taxable period, a “Straddle Period”). Unless otherwise required by applicable Law, Parent shall prepare such Returns in a manner consistent with the past practice of the Company and the Subsidiary. Each such Return will be submitted to the Securityholder Representative for review and comment at least twenty (20) days prior to the date such Return is filed and the Parent shall incorporate any reasonable comments made by the Securityholder Representative prior to the filing of such Return. In the event there is a disagreement as to whether revisions requested by the Securityholder Representative should be included in any such Return, Securityholder Representative and Parent shall attempt in good faith to resolve such disagreement. Any such disagreement that cannot be resolved between the Securityholder Representative and Parent shall be submitted to and resolved by the Independent Accountant , whose decision shall be final. Notwithstanding the above, Parent shall be entitled to file any such Return by its due date. In the event such Return does not reflect resolution of the disagreement (whether resolved by Parent and the Securityholder Representative together or by the Independent Accountant), such Return shall be amended as necessary to conform with the resolution of the disagreement. The fees and costs of the Independent Accountant in connection with any dispute under this Section 4.12(b) shall be split equally between the Parent, on the one hand, and the Shareholders on the other hand. All Taxes shown due and payable on such Returns shall be subject to indemnification as provided under Section 6.2(a)(iii).

(c) In the case of any taxable period that begins on or before the Signing Date and ends after the Signing Date (whether or not such period ends on, before or after the Closing Date), the portion of Taxes for such period which relates to the portion of such taxable period ending on the Signing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Signing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts or expenses, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Signing Date.

(d) Parent and the Securityholder Representative shall, and each shall cause its Affiliates, to cooperate as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Returns and in any Tax audit, examination or other Tax proceeding. Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional related information and explanation. The parties shall, and shall cause their respective Affiliates to, retain all Returns of the Company and the Subsidiary, schedules and work papers and all material records or other documents relating to Tax matters of the Company and the Subsidiary for the taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate (including extensions).

(e) Parent and the Securityholder Representative agree, upon request of the other, to use reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed.

(f) Any refund of Taxes of the Company (including interest thereon) with respect to a taxable period or portion thereof ending on or before the Signing Date shall be the property of the Shareholders and shall be promptly paid to the Shareholders by Parent if received by Parent or any of its Affiliates or the Company, (i) provided that such Taxes were either paid by the Company on or before the Signing Date, taken into account in the determination of the Final Adjustment or otherwise borne economically by the Shareholders, (ii) not to the extent that such Tax refund was taken into account in the determination of the Final Adjustment or attributable to losses or deductions incurred after the Signing Date, and (iii) not to the extent that payment of the refund would result in less than 40% “continuity of interest” under Treasury Regulation Section 1.368-1(e).

(g) Except as otherwise required by applicable Law or Section 4.12(b), Parent shall not, nor shall Parent cause or permit its Affiliates to, amend, re-file or otherwise modify any Return of the Company for any taxable period that ends on or before the Signing Date or begins before and ends after the Signing Date.

(h) Any transfer taxes (including real property and stock transfer Taxes), stamp duties, filing fees, registration fees, recordation expenses or other similar taxes, fees, charges or expenses, including penalties and interest thereon (“Transfer Taxes”) incurred by the Shareholders, the Company or any other party in connection with the First Step Merger or the Second Step Merger or in connection with any of the other transactions contemplated by this Agreement shall be borne by the Shareholders. Shareholders shall file all necessary documentation and Returns with respect to such Transfer Taxes.

(i) At Closing, the Company shall deliver to Parent certification, in form and substance acceptable to Parent, that the Company has not been during the five years preceding the Closing Date a US real property holding corporation for purposes of Section 897 of the Code. Such certification shall be in accordance with the regulations promulgated under Sections 897 and 1445 of the Code.

4.13 Termination of 401(k) Plan. Upon the written request by Parent to the Company at least three days prior to the Closing, (i) the Company shall terminate, effective prior to the Closing, the “401(k)” retirement plan sponsored by the Company (“401(k) Plan”), and (ii) the Company shall provide Parent with evidence reasonably acceptable to Parent that the Company has taken all actions necessary and appropriate to terminate such 401(k) Plan effective prior to the Closing.

4.14 Secured Indebtedness. At or prior to the Closing, the Company shall deliver to Parent written evidence in form and substance reasonably acceptable to Parent that all secured Indebtedness of the Company and the Subsidiary shall have been paid in full as of the Closing Date, and that all Liens in favor of such holder on the Company’s or the Subsidiary’s assets shall be terminated, released and discharged as of the Closing Date.

4.15 Non-Competition/Non-Solicitation. At or prior to the Closing, the Company shall deliver to Parent evidence in form and substance acceptable to the Parent that each Key Employee and Eric Carraux has in place a non-competition and non-solicitation agreement in the form of Restrictive Covenant Agreement attached hereto as Exhibit J, and such agreements shall be in full force and effect.

4.16 Stockholders’ Agreement. The Parent and each of the Accredited Shareholders shall enter into a Stockholders’ Agreement with respect to registration rights and lock-up provisions applicable to the Equity Consideration substantially in the form attached hereto as Exhibit K on or before the later of: (a) the Closing Date, and (b) the date such Shareholder tenders his, her or its Letter of Transmittal and Certificate(s).

4.17 Consulting Agreements. At or prior to the Closing, the Company shall use commercially reasonable efforts to enter into and deliver to Parent Consulting Agreements with each of Alex Waibel and Naomi Waibel in a form reasonably acceptable to Parent.

4.18 Employee Promissory Note. At or prior to the Closing, the Company shall deliver to Parent written evidence in form and substance acceptable to Parent that the Promissory Note dated January 31, 2011 of Eric Carraux in favor of the Company in the principal sum of $60,000 shall have been paid off in full as of the Closing Date.

4.19 Shareholder Notice. Promptly following the Signing Date, but in no event more than three (3) Business Days after the Signing Date, the Company shall provide notice of the Shareholders’ Approval to each Shareholder entitled to vote thereon who has not consented thereto (“Shareholder Notice”).

ARTICLE V

CONDITIONS TO THE FIRST STEP MERGER

5.1 Conditions to Obligations of Each Party to Effect the First Step Merger. The respective obligations of the Company and Parent to effect the First Step Merger shall be subject to the satisfaction, as of the Effective Time, of the following conditions, unless waived in writing by the Company and Parent:

(a) HSR Approval. The applicable waiting periods, if any, under the HSR Act and any other applicable Antitrust Law (including, for avoidance of doubt, any extension or agreement among the Parent, the Company and any Governmental Entity) shall have expired or been terminated (collectively, “HSR Approval”).

(b) No Orders, Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (i) based on Antitrust Law, or (ii) not based on Antitrust Law.

5.2 Conditions to Obligations of Parent and Subs. The obligation of each of Parent and the Subs to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, as of the Effective Time, of the following conditions, unless waived in writing by the Parent:

(a) The fulfillment or written waiver, at or prior to the Closing, of the obligations of the Company and the Key Employees under Sections 4.1, 4.14, 4.15 and 4.19 (and the Shareholders’ Approval is effective under Pennsylvania Law).

(b) There shall not exist any breach which by its nature is not a continuing breach and which has not been cured as of the Effective Time or any continuing breach by the Company of (i) any of its obligations under Section 4.2(a) which has resulted in or is reasonably likely to result in a Company Material Adverse Effect, or (ii) any of its obligations under Section 4.2(b).

5.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of the Parent’s obligations under Section 4.1.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS; INDEMNIFICATION

6.1 Survival of Representations and Warranties and Covenants.

(a) The (i) representations and warranties set forth in Sections 2.2 (Company Capital Structure), 2.3(b) (Subsidiaries), 2.4 (Authority), 2.11 (Tax Matters), and Section 3.2 (Authority), (collectively, the “Fundamental Representations”) shall survive the Closing and continue in full force and effect until thirty (30) calendar days after the expiration of the applicable statute of limitations (including any applicable extension thereof); and (ii) all other representations and warranties of the parties contained in this Agreement shall survive for a period of fifteen (15) months following the Closing Date (the expiration of each such period, a “Survival Date”), provided, however, that (x) if, at any time prior to the Survival Date, an Officer’s Certificate or Securityholder Representative’s Certificate is delivered alleging Losses and a claim for recovery under Section 6.2 hereof, then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved, and (y) no representation or warranty shall expire until thirty (30) calendar days after the expiration of the applicable statute of limitations (including any applicable extension thereof) to the extent such representation or warranty constitutes fraud.

(b) All covenants and agreements made by any party which are to be performed after the Closing Date shall survive the Closing and continue in full force and effect to the extent necessary to fulfill or satisfy the obligations with respect to such covenant or agreement in their entirety (as applicable, a “Survival Date”).

6.2 Indemnification.

(a) Subject to the limitations set forth in this Agreement, from and after the Effective Time, each of the Shareholders severally, and not jointly, agrees to indemnify and hold Parent and its officers, directors, managers, employees, stockholders, agents, successors and Affiliates, including the Final Surviving Entity (the “Parent Indemnified Parties”), harmless against such Shareholder’s Pro Rata Portion of all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense

(hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation and Final Surviving Entity), directly or indirectly, as a result of, with respect to or in connection with:

(i) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the Company or the Securityholder Representative pursuant to this Agreement (each, a “Representation Breach”);

(ii) any failure by the Company or the Securityholder Representative to perform, fulfill or comply with any covenant applicable to it contained in this Agreement;

(iii) any Tax imposed on or relating to (1) the Company or the Subsidiary with respect to any taxable period or portion thereof ending on or before the Signing Date (in each case as determined in accordance with Section 4.12(c) with respect to any portion of a taxable period), (2) any Person that was part of an affiliated, combined, consolidated, unitary or similar group of which the Company or the Subsidiary or any predecessor of either also was a member on or before the Closing Date pursuant to Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law), or (3) the Company or the Subsidiary as a transferee or successor, by contract, or otherwise, which transferee or successor status or contract was in existence on or before the Closing Date, except in each case to the extent taken into account in calculating the Final Adjustment or reserved for on the Current Balance Sheet;

(iv) any settlements, proceedings or payments required under Pennsylvania Law related to a demand for appraisal rights by a holder of Dissenting Shares by Parent or the Surviving Corporation; provided, however, that with respect to this clause, Losses shall be deemed incurred only to the extent the aggregate amount of Losses arising out of such settlements, proceedings or payments with respect to all Dissenting Shares exceeds the aggregate amount of the Merger Consideration that would have been received by such holders of Dissenting Shares had such holders exchanged their shares of Company Common Stock in the Merger pursuant to Section 1.6(a);

(v) any final judgment awarded pursuant to, or settlement agreement entered into in respect of, any Third Party Claim for which an Officer’s Certificate is delivered to the Securityholder Representative within fifteen (15) months following the Closing Date alleging that any Company Product, Company Intellectual Property or Publicly Available Software that is used by the Company or the Subsidiary in any Company Products or in connection with the development, support, function, operation or delivery of any Company Products (in each case as used, sold, licensed or otherwise distributed or commercialized by the Company or the Subsidiary as of the Signing Date or which, to the Company’s Knowledge, is reasonably expected to be used, sold, licensed or otherwise distributed or commercialized by the Company or the Subsidiary within six (6) months of the Signing Date) infringes upon, misappropriates or violates an Intellectual Property right of any third party in the markets, channels and countries where such Company Product, Company Intellectual Property or Publicly Available Software is currently used, sold, licensed or otherwise distributed or commercialized by the Company or the Subsidiary or currently intended by the Company or the Subsidiary to be used, sold, licensed or otherwise distributed or commercialized by the Company or the Subsidiary (each, an “IP Claim”) (clauses (i) through (v) of this Section 6.2(a)

are collectively referred to herein as “Parent Indemnified Losses”). For avoidance of doubt, (A) any Losses under this Section 6.2(a)(v) shall include costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense, incurred or sustained by the Parent Indemnified Parties related to any such Third Party Claim that leads to or results in any such final judgment or settlement, and (B) no Parent Indemnified Party shall be entitled to indemnification for any Third Party Claim under this Section 6.2(a)(v) unless an Officer’s Certificate with respect to such Third Party Claim is delivered to the Securityholder Representative within fifteen (15) months following the Closing Date.

(b) Notwithstanding anything to the contrary contained herein, subject to the limitations set forth in this Agreement, prior to the Effective Time, the Company agrees to indemnify and hold the Parent Indemnified Parties harmless against all Losses incurred or sustained by the Parent Indemnified Parties, or any of them (other than the Surviving Corporation and Final Surviving Entity), directly or indirectly, as a result of, with respect to or in connection with the Parent Indemnified Losses.

(c) Subject to the limitations set forth in this Agreement, the Parent agrees to indemnify and hold the Company (prior to the Effective Time), and the Shareholders (from and after the Effective Time), and their respective officers, directors, managers, employees, stockholders, agents, successors, heirs and Affiliates (collectively, the “Securityholder Indemnified Parties”), harmless against all Losses incurred or sustained by the Securityholder Indemnified Parties, or any of them, directly or indirectly, as a result of, with respect to or in connection with:

(i) any breach or inaccuracy of any representation or warranty of the Parent contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Parent pursuant to this Agreement; and

(ii) any failure by the Parent to perform, fulfill or comply with any covenant applicable to it contained in this Agreement.

(d) In determining the amount of any Losses for which a Parent Indemnified Party or a Securityholder Indemnified Party (each an “Indemnified Party”) is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom (i) the amount of any insurance proceeds and other third party recoveries actually received in respect of such Losses by the Indemnified Party (which proceeds and recoveries the Indemnified Party agrees to use diligent efforts to obtain) and (ii) any Tax benefits actually realized. If an indemnification payment is received by any party, and such party or any of its Affiliates later receives insurance proceeds, other third party recoveries or realized Tax benefits in respect of the related Losses for which it is required to account pursuant to the preceding sentence, the Indemnified Party shall immediately pay to the indemnifying party (or, in the case of the Shareholders, the Securityholder Representative, for the benefit of the Shareholders), a sum equal to the lesser of (A) the actual amount of such insurance proceeds, other third party recoveries and realized Tax benefits and (B) the actual amount of the indemnification payment previously paid to the Indemnified Party with respect to such Losses. Without limiting the rights of the parties under this Article VI, any Indemnifying Party shall have a reasonable opportunity to mitigate any Losses with respect to which such Indemnified Party is entitled to assert a claim for indemnification hereunder, at the Indemnifying Party’s sole cost and expense, provided that (i) the rights and obligations of the

Indemnifying Party and the Indemnified Party under this Agreement are not limited in any way and (ii) the exercise of the foregoing right by the Indemnifying Party does not delay, prejudice or interfere in any way with the Indemnified Party’s right to promptly defend or settle Third Party Claims or otherwise adversely affect the Indemnified Party.

(e) For purposes of calculating the amount of Losses incurred by a Parent Indemnified Party or a Securityholder Indemnified Party arising out of or resulting from any breach of a representation or warranty, covenant or agreement, the references to a “Company Material Adverse Effect,” “Parent Material Adverse Effect” or materiality (or other correlative terms) shall be disregarded.

6.3 Indemnification Claims.

(a) Satisfaction of Claims.

(i) Subject to Section 6.5 hereof, any claims by a Parent Indemnified Party for indemnification of Losses claimed under Section 6.2(a) to which such Parent Indemnified Party becomes entitled pursuant to the provisions of Sections 6.3(b) through (e) below or by final, non-appealable order of a court of competent jurisdiction shall be satisfied (A) first, by setting-off against and deducting the amount of such Losses from any and all Deferred Payments, and (B) only if and to the extent the Deferred Payments are not sufficient to pay such Losses in full, each Shareholder shall pay to the Parent Indemnified Party, by wire transfer of immediately available funds to an account or accounts designated by Parent (subject to the next sentence of this Section 6.3(a)(i)), its, his or her Pro Rata Portion of any such indemnification claim which is not satisfied pursuant to the foregoing clause (A); provided, however that if a Shareholder becomes obligated to pay to a Parent Indemnified Party its, his or her Pro Rata Portion of any indemnification claim pursuant to clause (B) above at any time while any shares of Purchaser Common Stock received by such Shareholder as part of the Merger Consideration remain subject to the restrictions on transfer set forth in Section 12 of the Stockholders’ Agreement, then fifty-five percent (55%) of such payment obligation shall be satisfied by transferring and delivering to the Parent shares of Parent Common Stock, which will for these purposes be valued at the Signing Date Price, and forty-five percent (45%) shall be payable by wire transfer of immediately available funds to an account designated by the Parent. If the indemnifying Shareholder does not own a sufficient number of shares of Parent Common Stock to meet the foregoing requirement, then he, she or it shall deliver all shares of Parent Common Stock then owned by the Shareholder to the Parent Indemnified Party and the balance of that Shareholder’s Pro Rata Portion shall be payable by wire transfer of immediately available funds to an account designated by the Parent.

(ii) Any amounts payable to Parent Indemnified Party pursuant to Section 6.2(b) to which such Parent Indemnified Party becomes entitled pursuant to the provisions of Sections 6.3(b) through (e) below or by final, non-appealable order of a court of competent jurisdiction shall be payable by the Company to the Parent by wire transfer of immediately available funds to an account or accounts designated by the Parent.

(iii) Any amounts payable to the Securityholder Indemnified Parties pursuant to Section 6.2(c) to which such Securityholder Indemnified Party becomes entitled pursuant to the provisions of Sections 6.3(b) through (e) below or by final, non-appealable order of a court of competent jurisdiction shall be payable by the Parent to the Securityholder Representative, on behalf of the applicable Securityholder Indemnified Parties, by wire transfer of immediately available funds to an account or accounts designated by the Securityholder Representative, to be disbursed to the applicable Securityholder Indemnified Parties by the Securityholder Representative; provided, however, upon written notice by the Securityholder Representative to Parent, Parent shall limit the amount payable to the Securityholder Representative to the extent that such payment would result in less than 40% “continuity of interest” under Treasury Regulation Section 1.368-1(e).

(iv) Any payment for Losses pursuant to this Article VI shall be treated as an adjustment to the Merger Consideration.

(b) Claims for Indemnification.

(i) In order to seek indemnification under Section 6.2(a) or Section 6.2(b) hereof, Parent shall deliver an Officer’s Certificate to the Securityholder Representative or the Company, as appropriate, at any time on or before the Survival Date or the Effective Time, respectively. Unless the Parent receives from the Securityholder Representative or the Company, as the case may be, an Objection Notice pursuant to Section 6.3(c) hereof, the Parent shall be entitled to indemnification for the Loss set forth in such Officer’s Certificate in accordance with the provisions of Section 6.3(a)(i) or Section 6.3(a)(ii), as appropriate.

(ii) In order to seek indemnification on behalf of one or more Securityholder Indemnified Parties under Section 6.2(c) hereof, the Company or Securityholder Representative, as appropriate, shall deliver a Securityholder Representative’s Certificate to the Parent at any time on or before the Survival Date. Unless the Parent delivers an Objection Notice to the Securityholder Representative pursuant to Section 6.3(c) hereof, the Parent shall pay an amount equal to the Loss set forth in such Securityholder Representative Certificate in accordance with the provisions of Section 6.3(a)(iii). For the purposes hereof, “Securityholder Representative’s Certificate” shall mean a certificate signed by the Company or the Securityholder Representative, as appropriate: (A) stating that a Securityholder Indemnified Party has paid, sustained, incurred, or properly accrued Losses for which it is entitled to indemnification hereunder, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the manner in which such amounts were calculated, the date each such item was paid, sustained, incurred, or properly accrued, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(c) Objections to Claims for Indemnification. Upon receipt of an Officer’s Certificate or a Securityholder Representative’s Certificate, as appropriate, from an Indemnified Party, the Securityholder Representative, the Company or the Parent, as the case may be (the “Indemnifying Party”), shall review the claims therein and shall be entitled to object in a written statement to the claims made in such certificate (an “Objection Notice”), such Objection Notice to contain a description of the basis of such objection and shall be delivered to Indemnified Party prior to the expiration of the thirtieth (30th) day after its receipt of such Officer’s Certificate or Securityholder Representative’s Certificate. If the Indemnifying Party does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate or Securityholder Representative’s Certificate, provided that the Officer’s Certificate or Securityholder Representative’s Certificate has been validly delivered in accordance with Section 8.1 hereof. If the Indemnifying Party does not so object then, subject to the limitations set forth herein, the amount of Losses claimed shall be paid in accordance with the provisions of Section 6.3(a).

(d) Resolution of Conflicts.

(i) In case an Indemnifying Party delivers an Objection Notice in accordance with Section 6.3(c) hereof, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and the amount of Losses so agreed, if any shall be paid in accordance with the provisions of Section 6.3(a).

(ii) At any time following delivery of an Objection Notice by an Indemnifying Party to an Indemnified Party, either Parent, on the one hand, or the Securityholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable law, subject to the provisions of Section 6.5 below.

(e) Third-Party Claims. In the event an Indemnified Party becomes aware of a third party claim which the Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VI (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party of such claim and, upon written notice thereof to the Indemnifying Party, the Indemnified Party may assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnifying Party. If the Indemnified Party does not assume the defense of such Third Party Claim within a 15 day period following the time it becomes aware of such Third Party Claim, the Indemnifying Party shall control such defense. The party not controlling such defense shall execute any appropriate powers of attorney to allow the other party to control the defense, and may participate therein at its own expense. The party controlling such defense shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of a Third Party Claim that (x) does not include a complete release of the Indemnified Party from all liability with respect thereto (y) imposes any liability or obligation on the Indemnified Party or (z) may result in additional Taxes on the Indemnified Party, in each case without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned.

6.4 Securityholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Shareholders, each of the Shareholders shall be deemed to have agreed to appoint Michael Finke as his, her or its agent and attorney-in-fact, as the Securityholder Representative for and on behalf of the Shareholders to give and receive notices and communications, to authorize payment to any Parent Indemnified Party in satisfaction of claims by any Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party against any Shareholder or by any such Shareholder against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Shareholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Securityholder Representative will also act as a proxy for each Shareholder who elects to execute and deliver a Proxy and Voting Agreement in the form prescribed by the Securityholder Representative, granting the Securityholder Representative the right to vote the shares of Parent Common Stock held by such Shareholder following the Closing in accordance with the provisions of such Proxy and Voting Agreement with a view toward combining the voting power of those Shareholders and increasing their collective influence over the affairs of the Parent after the Effective Time. The Securityholder Representative may be changed from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Securityholder Representative may not be removed unless Shareholders holding a majority of the Company Class A Common Stock (as of the Effective Time) agree to such removal and to the identity of the substituted agent. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Shareholders.

(b) The Securityholder Representative shall not be liable for any act done or omitted hereunder or under any Proxy and Voting Agreement as Securityholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder or under any Proxy and Voting Agreement, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative (“Securityholder Representative Expenses”). A decision, act, consent or instruction of the Securityholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Shareholders. The Parent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Securityholder Representative.

(c) At the Closing, the Parent shall pay $250,000 of the Initial Cash Consideration to the Securityholder Representative for Securityholder Representative Expenses (the “Representative Fund”). The Securityholder Representative shall maintain the Representative Fund in a separate bank account for the benefit of the Shareholders. Any Securityholder Representative Expenses above the amount in the Representative Fund shall be paid by the Shareholders on a pro rata basis in accordance with its, his or her Pro Rata Portion of the Merger Consideration received hereunder. Any unused funds remaining in the Representative Fund shall be distributed to the Shareholders according to their Pro Rata Portion.

6.5 Limitations on Indemnification Obligations; Remedy.

(a) Except as set forth in Section 6.5(c), no Parent Indemnified Party or Securityholder Indemnified Party may recover any Losses under Sections 6.2(a)(i), 6.2(a)(v), 6.2(b) (with respect to a Representation Breach or an IP Claim), or Section 6.2(c)(i), respectively hereof: (i) with respect to any single Loss (or series of related Losses) of less than $25,000; and (ii) unless and until the aggregate Losses incurred by the Parent Indemnified Parties or the Securityholder Indemnified Parties, respectively, for the matters set forth in Section 6.2(a)(i), 6.2(a)(v), 6.2(b) (with respect to a Representation Breach or an IP Claim), or Section 6.2(c)(i) exceed $1,000,000 (the “Basket Amount”), in which case the Parent Indemnified Parties or the Securityholder Indemnified Parties, as the case may be, shall be entitled to recover all such Losses in respect of such matters (not just amounts in excess of the Basket Amount), subject to the limitations set forth in Section 6.5(a)(i) and Section 6.5(b).

(b) Except as set forth in Section 6.5(c) hereof, in no event shall the aggregate collective liability of the Company (with respect to the period from the Signing Date through the Effective Time) and the Shareholders (from and after the Effective Time), on the one hand, and the Parent, on the other hand, for Losses under Sections 6.2(a)(i), 6.2(a)(v), 6.2(b) (with respect to a Representation Breach or an IP Claim), or Section 6.2(c)(i), respectively exceed $13,000,000, and in no event shall the aggregate individual liability of any Shareholder arising out of the Agreement or the transactions contemplated hereby exceed his, her or its Pro Rata Portion of $13,000,000.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the limitations set forth in Sections 6.5(a) and (b) shall not apply in respect of Losses arising out of (A) fraud, or (B) any breach or inaccuracy of any Fundamental Representation.

(d) Except (i) to the extent resulting from fraud by the Company, any one or more Shareholders or the Parent, or (ii) for the rights of the parties under Article VII, the remedies provided in this Article VI shall be the exclusive remedies of the parties hereto and their heirs, successors and assigns in connection with the transactions contemplated by this Agreement. No party may commence any suit, action or proceeding against any other party hereto, its heirs, successors or assigns or any of their respective Affiliates with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except with respect to any rights, remedies or claims based on fraud or to enforce such party’s express rights under this Article VI. Nothing herein shall be deemed to limit Parent’s remedies under the Shareholder Joinder against any Shareholder with respect to a breach by that Shareholder of his, her or its representations, warranties and covenants contained therein.

(e) Notwithstanding anything to the contrary contained in this Article VI or elsewhere in this Agreement, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to a temporary restraining order or an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any party may be entitled hereunder or at Law or in equity.

(f) Notwithstanding anything to the contrary contained in this Article VI or elsewhere in this Agreement, neither the Company nor the Shareholders shall under any circumstances be responsible for, or have any indemnification obligations or other liability or obligations to any Parent Indemnified Parties with respect to: (i) any Losses resulting from or arising out of any External Factors (but subject to the indemnification rights under Section 6.2(a)(i) and Section 6.2(b) (with respect to a Representation Breach) and Section 6.2(a)(v)), (ii) any Losses or amounts taken into account in calculating the Final Adjustment or reserved for on the Current Balance Sheet, or (iii) any Losses resulting from or arising as a result of any IP Claim brought against any of the Parent Indemnified Parties following any claim or lawsuit (each, a “Suit”), or threat of a Suit, initiated by or on behalf of any of the Parent Indemnified Parties or their Affiliates against the party bringing the IP Claim (an “IP Claimant”) or any of such IP Claimant’s Affiliates; provided, however, that this subsection (iii) shall not relieve the Company or the Shareholders of their indemnification obligations with respect to any IP Claim that is brought against any of the Parent Indemnified Parties if the Suit, or threat of a Suit, initiated by or on behalf of such Parent Indemnified Party(ies) or its Affiliate(s), was initiated in response to a Suit brought by or an explicit oral or written threat of a Suit made by or on behalf of the IP Claimant against such Parent Indemnified Party(ies) or its Affiliate(s) alleging infringement, misappropriation or violation of Intellectual Property rights of such IP Claimant.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company upon written notice to the other:

(i) if the conditions set forth in Sections 5.1(a) and 5.1(b)(i) shall not have been satisfied within 150 calendar days of the Signing Date (such date, as may extended pursuant to the provisions of this Section 7.1(b), the “HSR Deadline”), provided that:

(A) if the Department of Justice or Federal Trade Commission has, prior to the HSR Deadline, agreed with the Company and Parent to enter into to a consent decree or other settlement permitting the consummation of the Merger, then the HSR Deadline shall be extended to the Fifth Business Day immediately following the date such consent decree or other settlement is entered by the court;

(B) the HSR Deadline may be extended by the mutual written consent of Parent and of the Company;

(C) either Parent or the Company may extend the HSR Deadline, from time-to-time for a period of up to sixty (60) days per extension, but not to a date later than 365 calendar days after the Signing Date, upon provision to the other party of a certification by the chief executive officer of such party that such party believes in good faith that the satisfaction of the conditions set forth in Sections 5.1(a) and 5.1(b)(i) is meaningfully possible to occur within 365 calendar days after the Signing Date;

(D) no party may terminate this Agreement pursuant to this Section 7.1(b) or extend the HSR Deadline pursuant to Section 7.1(b)(i)(C) if the failure to satisfy the conditions set forth in Section 5.1(a) and 5.1(b)(i) on or before the HSR Deadline is caused by that party’s breach of its obligations under this Agreement, including, without limitation, its obligations under Section 4.6; or

(ii) if (A) any permanent injunction or other order of a court of competent jurisdiction or other competent Governmental Entity preventing the consummation of the Merger (1) in an action brought by a Governmental Entity under Antitrust Law shall have become final and nonappealable, or (2) in an action brought by any other Person (other than a Governmental Entity) under Antitrust Law, shall have become final and nonappealable; or (B) any permanent injunction or other order of a court of competent jurisdiction or other competent Governmental Entity preventing the consummation of the Merger, other than in an action brought under Antitrust Law, shall have become final and nonappealable;

(c) by Parent by giving written notice to the Company at any time if (i) the Company breaches any of its obligations under Section 4.2(a), (ii) a Company Material Adverse Effect occurs and is continuing, or is reasonably likely to occur, as a result of such breach, (iii) Parent has notified the Company in writing of such breach setting forth in reasonable detail the nature of the breach, and (iv) the breach has continued uncured for a period of five (5) Business Days after the Company’s receipt of written notice of such breach, provided, however, that (x) if the nature of the breach is such that it cannot reasonably be cured within five (5) Business Days and the Company is diligently pursuing a cure, then the applicable cure period shall automatically be extended for such period of time, not to exceed twenty (20) Business Days, as is reasonably necessary for such cure to be accomplished, and (y) no cure period shall be required for a breach which by its nature cannot be cured;

(d) by Parent by giving written notice to the Company at any time if (i) the Company breaches any of its obligations under Section 4.2(b), (ii) Parent has notified the Company in writing of such breach setting forth in reasonable detail the nature of the breach, and (iii) the breach has continued uncured for a period of five (5) Business Days after the Company’s receipt of written notice of such breach, provided, however, that (x) if the nature of the breach is such that it cannot reasonably be cured within five (5) Business Days and the Company is diligently pursuing a cure, then the applicable cure period shall automatically be extended for such period of time, not to exceed twenty (20) Business Days, as is reasonably necessary for such cure to be accomplished, and (y) no cure period shall be required for a breach which by its nature cannot be cured;

(e) by Parent by giving written notice to the Company if the conditions set forth in Section 5.2(a) have not been satisfied and such failure to satisfy the condition has continued uncured for a period of five (5) Business Days after the Company’s receipt of written notice of such failure, provided, however, that (x) if the nature of the failed condition is such that it cannot reasonably be cured within five (5) Business Days and the Company is diligently pursuing a cure, then the applicable cure period shall automatically be extended for such period of time, not to exceed twenty (20) Business Days, as is reasonably necessary for such cure to be accomplished, and (y) no cure period shall be required for a failed condition which by its nature cannot be cured;

(f) by the Company at any time by giving written notice to Parent if (i) Parent informs the Department of Justice or Federal Trade Commission orally or in writing that it is abandoning the Merger, or (ii) the Parent otherwise willfully breaches any of its obligations under Section 4.6, and (A) such breach (either alone or in combination with other breaches of Section 4.6 committed by the Parent) results in or is reasonably likely to result in any of the conditions set forth in Section 5.1(a) being incapable of satisfaction, (B) the Company has notified the Parent in writing of such breach setting forth in reasonable detail the nature of the breach, and (C) the breach has continued uncured for a period of five (5) Business Days after the Parent’s receipt of written notice of such breach, provided, however, that (x) if the nature of the breach is such that it cannot reasonably be cured within five (5) Business Days and the Company is diligently pursuing a cure, then the applicable cure period shall automatically be extended for such period of time, not to exceed twenty (20) Business Days, as is reasonably necessary for such cure to be accomplished, and (y) no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by the Company by giving written notice to Parent at any time if the condition set forth in Section 5.3 has not been satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Subs or their respective officers or directors, except that:

(a) Sections 4.4, 6.5(d), this Section 7.2, Article VIII and the applicable provisions of Exhibit A shall all survive the termination;

(b) each party shall remain liable for any breach of this Agreement occurring prior to the effective date of its termination; and

(c) if this Agreement is terminated by the Parent pursuant to Section 7.1(b)(i) or by the Parent or the Company pursuant to 7.1(b)(ii)(A) or by the Company pursuant to Section 7.1(f), Parent shall pay the Company a termination fee in the amount of $13,000,000, which amount shall not be subject to offset or deduction of any kind and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the Company within three (3) Business Days following the date of such termination.

7.3 Amendment. To the extent legally allowed, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement of such amendment is sought. For purposes of this Section 7.3, the Shareholders agree that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

7.4 Extension; Waiver. Parent, on the one hand, and the Company and the Securityholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 7.4, the Shareholders agree that any extension or waiver signed by the Securityholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile during normal business hours (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Subs or the Final Surviving Entity, to:

MedQuist Holdings Inc.

9009 Carothers Parkway, Suite C-2

Franklin, TN 37067

Attention: General Counsel

Facsimile No.: 866-796-5127

with a copy to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

Attention: Steven J. Abrams, Esq.

Tel: 215.981.4000

Fax: 215.981.4750

if to the Company (at any time prior to the Closing) or the Securityholder Representative, to:

Multimodal Technologies, Inc.

1710 Murray Ave

Pittsburgh, PA 15217

Attention: Michael Finke, Chief Executive Officer

Facsimile No.: (412) 422-0444

with a copy to:

Duane Morris LLP

Suite 500

470 Atlantic Avenue

Boston, MA 02210-2600

Attention: Dana Blakslee, Esq.

Facsimile No.: (857) 401-3056

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by facsimile, upon electronic confirmation of receipt, (c) if sent by overnight courier service, upon the earlier of actual receipt or two (2) Business Days after delivery, or (d) if mailed by registered or certified mail (return receipt requested), five days after being mailed as described above.

8.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and (ii) except for third parties specifically identified in this Agreement, including without limitation, the Shareholders, Optionholders and Key Employees, this Agreement is not intended to and does not confer upon any person other than the parties any legal or equitable rights or remedies, whether as third party beneficiaries or otherwise. Without limiting the generality of the foregoing, each party acknowledges that in entering into this Agreement and consummating the transactions contemplated hereby, it has not relied on, and shall have no remedy in respect of, any statement, representation or warranty of or information provided by any person (including, without limitation, any director, officer, employee, attorney, accountant or agent of either party), other than those expressly set forth in this Agreement.

8.5 Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as set forth below, neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that Parent and, after the Closing, the Company shall each have the right to assign any of its rights under this Agreement to any of its Affiliates, so long as such party remains liable for such Affiliate’s or purchaser’s obligations hereunder and (ii) Parent may assign its rights hereunder for collateral security purposes to any lender or lenders providing financing to Parent in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

8.6 Remedies Cumulative. Except as otherwise expressly provided in this Agreement, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

8.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[remainder of page intentionally left blank]

Parent, the Subs, the Company and the Securityholder Representative have caused this Agreement to be signed, all as of the date first written above.

MEDQUIST HOLDINGS INC.

By:	/s/ Anthony James
Name:	Anthony James
Title:	Chief Financial Officer

MULTIMODAL TECHNOLOGIES, INC.

By:	/s/ Michael Finke
Name:	Michael Finke
Title:	Chief Executive Officer

MIAMI ACQUISITION CORPORATION

By:	/s/ Anthony James
Name:	Anthony James
Title:	President

MIAMI ACQUISITION LLC

By:	/s/ Anthony James
Name:	Anthony James
Title:	President

SECURITYHOLDER REPRESENTATIVE

/s/ Michael Finke
Name: Michael Finke

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

GLOSSARY

“280G Approval” shall have the meaning set forth in Section 4.7(b).

“280G Payments” shall have the meaning set forth in Section 4.7(b).

“401(k) Plan” shall have the meaning set forth in Section 4.13

“Accredited Shareholders” shall have the meaning set forth in Section 1.10(c)(i).

“Adjustment Notice” shall have the meaning set forth in Section 1.7(e).

“Adjustment Shares” shall have the meaning set forth in Section 1.7(e).

“Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Anti-kickback Statute” shall mean 42 U.S.C. § 1320a-7b(b) (including the statutory exceptions and the safe harbor regulations 42 C.F.R. § 1001.952).

“Antitrust Law” shall have the meaning set forth in Section 4.6(b).

“Balance Sheet Date” shall have the meaning set forth in Section 2.7(a).

“Basket Amount” shall have the meaning set forth in Section 6.5(a).

“Business Day[s]” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Cash” means cash (except to the extent subject to outstanding checks), cash equivalents, marketable securities and other investments that may be liquidated for cash within three (3) Business Days.

“Cash Consideration” shall mean (A) the Initial Cash Consideration and (B) the Deferred Cash Consideration, plus or minus, as the case may be, (C) any Final Adjustment (net of any applicable Elected Amounts in the event of a Final Adjustment payable to the Shareholders).

“Cash Distribution Amount” shall have the meaning set forth in Section 1.7(a)(iii).

“Cash Target” shall have the meaning set forth in Section 1.7.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.10(c)(i).

“Charter Documents” shall have the meaning set forth in Section 2.1.

“Clayton Act” shall have the meaning set forth in Section 4.6(b).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the introductory paragraph.

“Company Authorizations” shall have the meaning set forth in Section 2.16.

“Company Class A Common Stock” shall mean shares of Class A common stock, no par value per share, of the Company.

“Company Class B Common Stock” shall mean shares of Class B common stock, no par value per share, of the Company.

“Company Common Stock” shall mean, collectively, the shares of Company Class A Common Stock and Company Class B Common Stock.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or the Subsidiary for the benefit of any Employee, or with respect to which the Company or the Subsidiary has or may have any liability or obligation including, without limitation, each Employee Agreement; provided, however, that employer contributions or taxes towards social security and government-mandated and workers’ compensation and unemployment insurance shall not be considered to be a “Company Employee Plan” for purposes of this Agreement.

“Company Indemnified Parties” shall have the meaning set forth in Section 4.10(a).

“Company Intellectual Property” shall mean all Intellectual Property owned by the Company, including, but not limited to, the Company Registered Intellectual Property Rights. For the avoidance of doubt, the term “Company Intellectual Property” does not include Third Party Intellectual Property, Publicly Available Software or COTS Software.

“Company Material Adverse Effect” shall mean any change, event, state of facts, development, effect, circumstance, or occurrence that, individually or in the aggregate with all other related changes, events, states of facts, developments, effects, circumstances and occurrences, is materially adverse to the business, financial condition or results of operations of the Company and the Subsidiary, taken as a whole, or that would prevent, delay or impair the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the following shall not be deemed to constitute a Company Material Adverse Effect for purposes of this Agreement: (A) any change, event state of facts, development or effect relating to the industry in which the Company operates as a whole and which does not affect the Company and the Subsidiary disproportionately; (B) any changes in general (domestic, foreign or global) economic, regulatory, political or business conditions, in each case, which do not affect the Company and the Subsidiary disproportionately, or any act of terrorism, epidemic, natural disaster or war; and (C) any change, event or effect resulting from any External Factors.

“Company Options” shall mean all options to purchase or otherwise acquire Company Common Stock held by any person or entity that are issued and outstanding immediately prior to the Effective Time, to the extent that such options are vested or will become vested as a result of the transactions contemplated by this Agreement, each of which is listed on Section 2.2(b) of the Disclosure Schedule.

“Company Products” shall mean all products and services that are currently sold, licensed, distributed or offered by or for the Company or the Subsidiary or for which Company or the Subsidiary has any support or maintenance obligations, but excluding Third Party Intellectual Property, Publicly Available Software and COTS Software.

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 2.13(a).

“Company Transaction Expenses” shall mean all fees and expenses incurred by the Company or the Subsidiary in connection with the Merger prior to the Effective Time which are not paid on or before the Signing Date including, without limitation, all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, Company Transaction Expenses shall not include the Transaction Bonus Amount.

“Competing Transaction” shall mean a transaction (other than the transaction contemplated in this Agreement) involving (i) any sale of more than a de minimis amount of stock or other equity interests in the Company or any of its direct or indirect subsidiaries, (ii) a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its direct or indirect subsidiaries, (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company or any of its direct or indirect subsidiaries in a single transaction or a series of related transactions, (iv) any agreement to, or public announcement by the Company or any of its direct or indirect subsidiaries of a proposal, plan or intention to, do any of the foregoing or (v) any other transaction, the intent of which would preclude the accomplishment of the transaction contemplated herein.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.4.

“Conflict” shall have the meaning set forth in Section 2.5.

“COTS Software” shall mean software that is mass marketed to the general public and is available under non-negotiable shrink-wrap or click-wrap license agreements. For the avoidance of doubt, COTS Software excludes any third party software that is (i) material to the development of any Company Products, (ii) material to the operation of the business of the Company or the Subsidiary, or (iii) used in or in connection with the development, function, operation, support or delivery of any Company Products.

“Current Assets” shall mean the consolidated current assets of the Company set forth on Schedule 1.7 hereto listed as Current Assets as of the Signing Date, excluding (i) Cash and investments (other than Cash), (ii) notes receivable, (iii) any employee related receivables, (iv) deferred income Taxes, and (v) pre-paid Taxes, determined in accordance with GAAP and, to the extent consistent with GAAP, the Company’s past practices.

“Current Liabilities” shall mean the consolidated current liabilities of the Company set forth on Schedule 1.7 hereto listed as Current Liabilities as of the Signing Date, excluding (i) dividends payable, (ii) Company Transaction Expenses, (iii) the current (or any other) portion of Indebtedness, (iv) the Transaction Bonus Amount, (v) the Telegentis Payment, (vi) deferred income Taxes, and (vi) accrued Taxes, determined in accordance with GAAP and, to the extent consistent with GAAP, the Company’s past practices.

“Current Balance Sheet” shall have the meaning set forth in Section 2.7(a).

“Deferred Cash Consideration” shall mean, collectively, the First Deferred Payment, the Second Deferred Payment and the Third Deferred Payment.

“Deferred Cash Consideration Per Share” shall mean the Deferred Cash Consideration, divided by the Total Outstanding Common Shares.

“Deferred Payment” shall have the meaning set forth in Section 1.11(a).

“Derivative Work” shall have the meaning set forth in Section 2.13(b)(vii).

“Disclosure Schedule” shall have the meaning set forth in Article II.

“Dispute Notice” shall have the meaning set forth in Section 1.7(b)(ii).

“Dissenting Shares” shall have the meaning set forth in Section 1.9.

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Elected Amount” shall have the meaning set forth in Section 1.7(e).

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or the Subsidiary.

“Employee Agreement” shall mean each management, employment, severance, change of control, retention, bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or the Subsidiary and any Employee, and which the Company or the Subsidiary has or may have any liability or obligation.

“Employee Awards” shall have the meaning set forth in Section 4.3.

“Employee Equity Allocation Schedule” shall have the meaning set forth in Section 4.3.

“Employment Agreements” shall have the meaning set forth in Section 4.1.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.

“Equity Consideration” shall mean the number of shares of Parent Common Stock equal to (A) $55,000,000 (plus any Elected Amount if applicable), minus 42.31% of the Option Surrender Consideration, divided by (B) the Signing Date Price.

“Equity Consideration Per Share” shall mean (A) the Equity Consideration, divided by (B) the total number of shares of Company Common Stock held by Accredited Shareholders.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 2.20(c).

“Estimated Adjustment” shall have the meaning set forth in Section 1.7.

“Estimated Cash Balance” shall have the meaning set forth in Section 1.7.

“Estimated Statement” shall have the meaning set forth in Section 1.7.

“Estimated Working Capital” shall have the meaning set forth in Section 1.7.

“Export/Import Laws” means all Laws relating to the export or import of any items (commodities, software or technology), and all Laws relating to customs, export controls, embargoes, quotas, antiboycott and economic sanctions, including, without limitation, the International Traffic in Arms Regulations, Arms Export Control Act, and Defense Trade Security Initiatives administered by the U.S. Department of Defense and the U.S. Department of State, Directorate of Defense Trade Controls, the Export Administration Regulations (including, without limitation, the antiboycott laws) administered by the U.S. Department of Commerce, Bureau of Industry and Security, the sanctions and assets control regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, and the U.S. Customs Laws administered by the U.S. Department of Homeland Security, Bureau of Customs and Border Protection.

“External Factors” shall mean (A) any material adverse effect that results from the announcement of the transactions contemplated by this Agreement or any action taken by any competitor or customer of the Company after the signing of this Agreement; (B) the inability or failure to obtain any third party consents or approvals required under any agreement to which the Company is a party in connection with the transactions contemplated by this Agreement; and (C) the inability or failure to obtain any waivers of any right of termination arising under any agreement to which the Company is a party as a result of the transactions contemplated by this Agreement, or the termination of any such agreement by third parties pursuant to termination provisions therein.

“Final Adjustment” shall have the meaning set forth in Section 1.7(c).

“Final Cash Balance” shall have the meaning set forth in Section 1.7(b)(ii).

“Final Statement” shall have the meaning set forth in Section 1.7(b)(i).

“Final Surviving Entity” shall have the meaning set forth in Section 1.1.

“Final Working Capital” shall have the meaning set forth in Section 1.7(b)(ii).

“Financials” shall have the meaning set forth in Section 2.7(a).

“First Deferred Payment” shall mean $17,000,000 minus 13.08% of the Option Surrender Consideration.

“First Step Merger” shall have the meaning set forth in the Recitals.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Fractional Amount” shall have the meaning set forth in Section 1.6(c).

“Fractional Payment” shall have the meaning set forth in Section 1.6(c).

“FTC Act” shall have the meaning set forth in Section 4.6(b).

“Fundamental Representations” shall have the meaning set forth in Section 6.1(a).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall have the meaning set forth in Section 2.6.

“Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996; Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the HITECH Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Public Law 111-5; and all similar state laws and rules, as applicable; and the regulations promulgated thereunder, including but not limited to the Standards for Privacy of Individually Identifiable Health Information and the Security Standards for the Protection of Electronic Protected Health Information, 45 C.F.R. Parts 160-164.

“HSR Act” shall have the meaning set forth in Section 2.6.

“HSR Approval” shall have the meaning set forth in Section 5.1(a).

“HSR Deadline” shall have the meaning set forth in Section 7.1(b).

“Indebtedness” shall mean, without duplication, (A) all obligations of the Company and the Subsidiary for borrowed money or extensions of credit (including bank overdrafts and advances, but not including payment terms for trade accounts payable arising in the ordinary course of business), including fees and related expenses, (B) all obligations of the Company and the Subsidiary evidenced by bonds, debentures, notes or other similar instruments, (C) all obligations to reimburse the issuer in respect of letters of credit, (D) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which Company or the Subsidiary is liable as a lessee, (E) any obligations of the Company or the Subsidiary under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward, cross right or other hedging agreement or derivative contract, net of any obligations to the Company or the Subsidiary thereunder, and (F) all obligations of the Company and the Subsidiary, contingent or otherwise, directly or indirectly guaranteeing any obligation of any other person of a nature described in clause (A) through (E).

“Indemnified Party” shall have the meaning set forth in Section 6.2(d).

“Indemnifying Party” shall have the meaning set forth in Section 6.3(c).

“Independent Accountant” shall have the meaning set forth in Section 1.7(b)(ii).

“Initial Cash Consideration” shall mean (A) $45,000,000 minus (B) 34.61% of the Option Surrender Consideration, minus (C) any Indebtedness outstanding as of the Effective Time, minus (D) Company Transaction Expenses, minus (E) the Transaction Bonus Amount, minus (F) the Telegentis Payment, plus or minus, as the case may be, (G) any Estimated Adjustment (net of any applicable Elected Amount in the event of a positive Estimated Adjustment).

“Initial Consideration Per Share” shall mean: (A) with respect to each share of Company Common Stock held by Unaccredited Shareholders, the Initial Consideration Per Unaccredited Share; and (B) with respect to each share of Company Common Stock held by Accredited Investors, the (i) the Initial Remaining Cash Consideration Per Share, and (ii) the Equity Consideration Per Share.

“Initial Consideration Per Unaccredited Share” shall mean (A) an amount equal to (i) the Initial Cash Consideration, plus (ii) $55,000,000, minus (iii) 42.31% of the Option Surrender Consideration, plus (iv) any Elected Amount if applicable, minus (v) the Representative Fund, divided by (B) the Total Outstanding Common Shares.

“Initial Remaining Cash Consideration” shall mean the Initial Cash Consideration minus the Initial Unaccredited Cash Portion.

“Initial Remaining Cash Consideration Per Share” shall mean (A) the Initial Remaining Cash Consideration minus the Representative Fund, divided by (B) the total number of shares of Company Common Stock held by Accredited Shareholders.

“Initial Unaccredited Cash Portion” shall mean the product of the Initial Consideration Per Unaccredited Share multiplied by the total number of shares of Company Common Stock held by Unaccredited Shareholders.

“Integrated Merger” shall have the meaning set forth in the Recitals.

“Interim Financials” shall have the meaning set forth in Section 2.7(a).

“Interim Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical and non-technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, data base structures, databases and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or the Subsidiary, whether formally or informally or with respect to which the Company or the Subsidiary will or may have any liability with respect to Employees who perform services outside the United States.

“IP Claim” shall have the meaning set forth in Section 6.2(a)(v).

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean Michael Finke, Detlef Koll and Jürgen Fritsch.

“Knowledge” or “Known” shall mean: (A) with respect to the Company, the actual knowledge of any one or more of the Key Employees, officers or directors of the Company and officers or directors of the Subsidiary, and (B) with respect to the Parent, the actual knowledge of any one or more of the officers or directors of the Company.

“Law” or “Laws” shall mean any and all codes, laws (including common law), ordinances, regulations, requirements, rules, statutes or orders, including those promulgated, interpreted or enforced by any Governmental Entity.

“Lease Agreements” shall have the meaning set forth in Section 2.12(a).

“Leased Real Property” shall have the meaning set forth in Section 2.12(a).

“Letter of Transmittal” shall have the meaning set forth in Section 1.8.

“Liabilities” shall have the meaning set forth in Section 2.8.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort. Notwithstanding anything to the contrary in the foregoing, the term “Lien” shall not include any license, sublicense, agreement or other permission with respect to Company Intellectual Property or Company Products.

“LLC Act” shall have the meaning set forth in Section 1.1.

“Loss” or “Losses” shall have the meaning set forth in Section 6.2(a).

“Material Contracts” shall have the meaning set forth in Section 2.14(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall mean the Cash Consideration and the Equity Consideration.

“Negative Covenants” shall have the meaning set forth in Section 4.2(b)(xvi).

“Net Cash Distribution Amount” shall have the meaning set forth in Section 1.7(a)(iii).

“Objection Notice” shall have the meaning set forth in Section 6.3(c).

“Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained, incurred or properly accrued Losses for which it is entitled to indemnification hereunder, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the manner in which such amounts were calculated, the date each such item was paid, sustained, incurred or properly accrued, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

“Option Surrender Agreement” shall have the meaning set forth in Section 1.10(c)(ii).

“Option Surrender Consideration” shall mean an amount equal to (i) the product of (A) the Per Share Option Consideration, multiplied by (B) the aggregate number of shares of Company

Common Stock underlying all outstanding Company Options as of immediately prior to the Effective Time, less (ii) the aggregate exercise price of all outstanding Company Options as of immediately prior to the Effective Time.

“Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.

“Parent” shall have the meaning set forth in the introductory paragraph.

“Parent Common Stock” shall mean the common stock, par value $0.10 per share, of Parent.

“Parent Disclosure Schedule” shall have the meaning set forth in Article III.

“Parent Indemnified Losses” shall have the meaning set forth in Section 6.2(a)(v).

“Parent Indemnified Parties” shall have the meaning set forth in Section 6.2(a).

“Parent Intellectual Property” shall mean all Intellectual Property, which is owned by the Parent or any of its subsidiaries, licensed to the Parent or any of its subsidiaries or used by Parent or any of its subsidiaries in Parent Products.

“Parent Material Adverse Effect” shall mean any change, event, state of facts, development, effect, circumstance, or occurrence that, individually or in the aggregate with all other related changes, events, states of facts, developments, effects, circumstances and occurrences, is materially adverse to the business, financial condition or results of operations of the Parent and any subsidiaries, taken as a whole, or that would prevent, delay or impair the ability of the Parent to consummate the transactions contemplated hereby; provided, however, that the following shall not be deemed to constitute a Parent Material Adverse Effect for purposes of this Agreement: (A) any change, event state of facts, development or effect relating to the industry in which the Parent operates as a whole and which does not affect the Parent disproportionately; and (B) any changes in general (domestic, foreign or global) economic, regulatory, political or business conditions, in each case, which do not affect the Parent disproportionately, or any act of terrorism, epidemic, natural disaster or war.

“Parent Products” shall mean all products and services of the Parent or any of its subsidiaries or a Third Party that are currently sold, licensed, distributed or offered by or for the Parent or for which Parent has any support or maintenance obligations.

“Parent SEC Reports” shall have the meaning set forth in Section 3.6.

“Paying Agent” shall have the meaning set forth in Section 1.10(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 1.10(a).

“Payment Schedule” shall have the meaning set forth in Section 1.8.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pennsylvania Law” shall have the meaning set forth in Section 1.1.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Option Consideration” shall mean $459.27.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Plans” shall mean the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) and the Company’s 2003 Stock Incentive Plan (the “2003 Plan”).

“Pre-Closing Dividend” shall have the meaning set forth in Section 4.2(b)(i).

“Pre-Closing Period Tax Return” shall have the meaning set forth in Section 4.12(b).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 4.12(b).

“Pro Rata Portion” shall mean, with respect to each Shareholder, an amount equal to the quotient obtained by dividing the number of shares of Company Common Stock held by such Shareholder, by the Total Outstanding Common Shares.

“Protected Health Information” shall have the same meaning as the term “protected health information” in 45 C.F.R. § 160.103.

“Publicly Available Software” shall mean each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be for the purpose of making derivative works; or (C) be redistributable at no or minimal charge. For avoidance of doubt, Publicly Available Software does not include COTS Software.

“Related Agreements” shall mean the Certificates of Merger, the Employment Agreements and all other documents and agreements executed and delivered by the parties hereto in connection with the transactions contemplated hereby.

“Receivables” shall have the meaning set forth in Section 2.30.

“Representative(s)” of the Company or Parent shall mean such Person’s respective officers, directors, managers, members, employees, partners, investment bankers, consultants, attorneys, accountants, agents and other representatives.

“Representative Fund” shall have the meaning set forth in Section 6.4(c).

“Restricted Agreements” shall mean those agreements between the Company and any customer or vendor of the Company or other third party designated as “attorneys’ eyes only” and accessible only to MedQuist Outside Counsel (as defined in the Confidentiality Agreement) and which have been uploaded to the Restricted Dataroom through the Signing Date.

“Restricted Dataroom” shall mean the virtual dataroom labeled “Miami Technologies Data Room” established by the Company for the purpose of Parent’s due diligence investigation of the Company.

“Returns” shall have the meaning set forth in Section 2.11(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Second Deferred Payment” shall mean $5,000,000 minus 3.85% of the Option Surrender Consideration.

“Second Step Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Securityholder Indemnified Parties” shall have the meaning set forth in Section 6.2(c).

“Securityholder Representative” shall have the meaning set forth in the introductory paragraph.

“Securityholder Representative Expenses” shall have the meaning set forth in Section 6.4(b).

“Securityholder Representative’s Certificate” shall have the meaning set forth in Section 6.3(b)(ii).

“Shareholder” shall mean any holder of any Company Common Stock immediately prior to the Effective Time.

“Shareholder Joinder” shall have the meaning set forth in the Recitals.

“Shareholder Notice” shall have the meaning set forth in Section 4.19.

“Shareholders’ Approval” shall have the meaning set forth in Section 4.7(a).

“Sherman Act” shall have the meaning set forth in Section 4.6(b).

“Signing Cash Balance” shall have the meaning set forth in Section 1.7(a).

“Signing Date” shall mean the date of this Agreement.

“Signing Date Price” shall mean $12.7620 (reflecting the average closing sales price per share rounded to four decimal places of Parent Common Stock on the Global Market of NASDAQ for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the tenth Business Day immediately preceding the Signing Date and concluding at 4:00 p.m. New York time on the first Business Day immediately preceding the Signing Date.

“Signing Working Capital Amount” shall have the meaning set forth in Section 1.7(a).

“Source Code” shall mean human-readable form of computer software programming code.

“Straddle Period” shall have the meaning set forth in Section 4.12(b).

“Straddle Period Tax Return” shall have the meaning set forth in Section 4.12(b).

“Sub I” shall have the meaning set forth in the introductory paragraph.

“Sub II” shall have the meaning set forth in the introductory paragraph.

“Subs” shall have the meaning set forth in the introductory paragraph.

“Subsidiary” shall have the meaning set forth in Section 2.3.

“Suit” shall have the meaning set forth in Section 6.5(f).

“Survival Date” shall have the meaning set forth in Section 6.1.

“Tax” or “Taxes” shall have the meaning set forth in Section 2.11(a).

“Telegentis Payment” shall mean the payment in the aggregate amount of $1,227,519.10 due to the former shareholders of the Subsidiary pursuant to the Telegentis Stock Purchase Agreement, consisting of a “Dividend Payment” (as defined in the Telegentis Stock Purchase Agreement) in the amount of $62,810.38 and a “Liquidation Event Payment” (as defined in the Telegentis Stock Purchase Agreement) in the amount of $1,164,708.72.

“Telegentis Stock Purchase Agreement” shall have the meaning set forth in Section 2.3(b).

“Third Deferred Payment” shall mean $8,000,000 minus 6.15% of the Option Surrender Consideration.

“Third Party Claim” shall have the meaning set forth in Section 6.3(e).

“Third Party Intellectual Property” shall mean all Intellectual Property not owned by the Company or the Subsidiary that the Company or the Subsidiary has the right to use pursuant to license, sublicense, agreement or other permission, but excluding Publicly Available Software and COTS Software.

“Total Outstanding Common Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Transaction Bonus Amount” shall mean the aggregate amount of bonuses payable by the Company on the Closing Date to the individuals and in the amounts set forth on the Transaction Bonus Schedule.

“Transaction Bonus Schedule” shall mean the schedule to be delivered by the Company to the Parent no later than two (2) Business Days prior to the Closing Date setting forth the names of the persons who will be receiving bonuses from the Company on the Closing Date and the amounts of the bonuses to be received by each.

“Transfer Taxes” shall have the meaning set forth in Section 4.12(h).

“Unaccredited Shareholders” shall have the meaning set forth in Section 1.10(c).

“WARN Act” shall have the meaning set forth in Section 2.20(k).

“Working Capital” shall mean an amount equal to Current Assets minus Current Liabilities. Working Capital shall be consistent with the Estimated Working Capital calculation and methodology set forth in Schedule 1.7 hereto. If there are any differences between the presentation of accounts under GAAP and accounts included in the Estimated Working Capital set forth in Schedule 1.7 hereto, the presentation of accounts in the Estimated Working Capital set forth in Schedule 1.7 hereto will be used.

“Working Capital Target” shall have the meaning set forth in Section 1.7.

“Year-End Financials” shall have the meaning set forth in Section 2.7(a).